                                                   OPTION AGREEMENT

                                     AND JOINT ESCROW INSTRUCTIONS

                                                            by and between

                                   REYNEN & BARDIS (KMS PLACER), L.P.,
                                               a California limited partnership

                                                                ("Seller")

                                                                     and

                                          ACE HARDWARE CORPORATION,
                                                      a Delaware corporation

                                                                ("Buyer")

                                                        Property located in

                                                  Placer County, California

                                                    Dated January 13, 2003

ARTICLE 1    OPTION; COVENANTS DURING OPTION PERIOD; PRELIMINARY
            CLOSING
            1.1    Grant of Option
            1.2    Term of Option
            1.3    Exercise of Option; Sale of Property
            1.4    Failure to Exercise Option
            1.5    Deposit with Escrow
            1.6    Restrictions on Transfer by Seller
            1.7    Existing Loan
                    1.7.1    Loan
                    1.7.2    Request for Notice of Default
                    1.7.3    Credit Against Purchase Price
                    1.7.4    Non-Disturbance
                    1.7.5    Use of Option Consideration to Cure Loan Default
            1.8    Restrictions During Option Period
            1.9    Preliminary Closing
            1.10  CUP Substantial Compliance Letter
ARTICLE 2    PURCHASE AND SALE; PROPERTY
            2.1    Sale to Buyer
            2.2    Property
ARTICLE 3    PURCHASE PRICE
ARTICLE 4    PAYMENT OF PURCHASE PRICE
            4.1    Option Consideration
            4.2    Buyer's Deposit of Balance of Purchase Price
ARTICLE 5    ESCROW
            5.1    Opening of Escrow
            5.2    Close of Escrow
            5.3    Failure to Close on Closing Date
ARTICLE 6    CONDITION OF TITLE
            6.1    Approved Condition of Title
            6.2    New Title Matters
ARTICLE 7    TITLE POLICY
ARTICLE 8    CONDITIONS TO CLOSE ESCROW
            8.1    Conditions to Buyer's Obligations Which Must be Satisfied or Waived
                     Prior to Expiration of the Contingency Period
                    8.1.1    Approval of Title
                    8.1.2    Review and Approval of Documents and Materials
                    8.1.3    Approval of Inspections and Studies
                    8.1.4    Commitment to Issue Title Policy
                    8.1.5    Hazardous Materials
                    8.1.6    Natural Hazard Disclosure Statement
                    8.1.7    Special Tax Disclosures
                    8.1.8    No Moratorium
            8.2    Conditions to Buyer's Obligations Which Must be Satisfied or Waived
                     Prior to Close of Escrow
                    8.2.1    Performance of Seller's Obligations
                    8.2.2    Truth of Seller's Representations
                    8.2.3    No Alteration of Approved Condition of Title or Leases
                    8.2.4    Truthfulness of Representations at Closing
                    8.2.5    Title Policy
            8.3    Conditions to Seller's Obligations
                    8.3.1    Performance of Buyer's Obligations
                    8.3.2    Truth of Buyer's Representations
ARTICLE 9    DEPOSITS BY SELLER INTO ESCROW
            9.1    Deposits by Seller into Escrow
ARTICLE 10    DEPOSITS BY BUYER INTO ESCROW
            10.1    Deposits by Buyer into Escrow
ARTICLE 11    COSTS AND EXPENSES
ARTICLE 12    PRORATIONS
ARTICLE 13    DISBURSEMENTS AND OTHER ACTIONS BY ESCROW HOLDER
            13.1    Prorations
            13.2    Recording
            13.3    Funds
            13.4    Title Policy
            13.5    Original Documents
            13.6    Copies of Documents
ARTICLE 14    SELLER'S DISCLAIMER,  REPRESENTATIONS AND
            WARRANTIES
            14.1    DISCLAIMER
            14.2    Representations and Warranties in General
                    14.2.1    Knowledge Representations
                    14.2.2    Effect of Documents and Materials
                    14.2.3    Interpretation and Effect of Disclosures
                    14.2.4    Restatement
            14.3    Representations and Warranties by Seller
                    14.3.1    Authority
                    14.3.2    No Grants
                    14.3.3    Hazardous Materials
                    14.3.4    No Default
                    14.3.5    No Violation
                    14.3.6    No Claims
                    14.3.7    No Condemnation
                    14.3.8    No Third Party Consents
                    14.3.9    Existing Leases
                    14.3.10  Documents and Materials
                    14.3.11  No Attachments
ARTICLE 15    BUYER'S REPRESENTATIONS AND WARRANTIES
            15.1    Representations and Warranties in General
            15.2    Representations and Warranties by Buyer
                    15.2.1    Authority
                    15.2.2    Feasibility Period
                    15.2.3    Reliance on Own Investigation
                    15.2.4    No Attachments
ARTICLE 16    DISCOVERY OF INACCURACY IN WARRANTIES AND
            REPRESENTATIONS
            16.1    Notice
            16.2    Right to Terminate
ARTICLE 17    INDEMNITY; EXCULPATION
            17.1    Buyer's Indemnity
            17.2    Seller's Indemnity
            17.3    Exculpation
            17.4    Release
ARTICLE 18 TERMINATION OF AGREEMENT
            18.1    Termination Prior to Expiration of Contingency Period
            18.2    Liquidated Damages
            18.3    Default by Seller
ARTICLE 19    DAMAGE OR CONDEMNATION BEFORE CLOSING
ARTICLE 20    NOTICES
ARTICLE 21    BROKERS
ARTICLE 22    LEGAL FEES
ARTICLE 23    ASSIGNMENT
ARTICLE 24    INFORMATION REPORT
ARTICLE 25    MISCELLANEOUS
            25.1    Survival of Covenants
            25.2    Further Assurances
            25.3    Time of Essence
            25.4    Counterparts
            25.5    Captions; Recitals
            25.6    No Obligations to Third Parties
            25.7    Exhibits
            25.8    Amendment of this Agreement
            25.9    Waiver
            25.10  Applicable Law
            25.11  Fees and Other Expenses
            25.12  Entire Agreement
            25.13  Successors and Assigns
            25.14  Time Period Computation
            25.15  Cooperation in Drafting
            25.16  Severability
            25.17  Waiver of Jury Trial
            25.18  No Merger
            25.19  Possession
ARTICLE 26    RETURN OF DOCUMENTS AND FUNDS UPON TERMINATION
            26.1    Return of Seller's Funds and Documents
            26.2    Return of Buyer's Funds and Documents
            26.3    No Effect on Rights of Parties
            26.4    Payment of Termination Fee
ARTICLE 27    EXCHANGE
ARTICLE 28    GENERAL REFERENCE FOR DISPUTE RESOLUTION

TABLE OF EXHIBITS

Exhibit A-As Is Certificate
Exhibit B-Memorandum of Option
Exhibit C-Memorandum of Lease
Exhibit D-Estoppel Certificate
Exhibit E-Land Legal Description
Exhibit F-Visual Map
Exhibit G-Grant Deed
Exhibit H-Special Tax Disclosure
Exhibit I-Bill of Sale
Exhibit J-Assignment of Contracts
Exhibit K-Assignment of Existing Leases
Exhibit L-General Assignment
Exhibit M-Seller's Certificate

DEFINED TERMS

"Approved Condition of Title" is defined in Article 6.

"Appurtenances" is defined in Section 2.2.ii.

"Assignment of Contracts" is defined in Article 9(iii).

"Assignment of Existing Leases" is defined in Section 9.1(iv).

"Benefited Party" is defined in Section 16.2.

"Bill of Sale" is defined in Section 9.1(ii).

"Buyer" shall mean Ace Hardware Corporation, a Delaware corporation.

"Buyer Indemnified Parties" is defined in Section 17.2.

"Claims" is defined in Section 17.1.

"Close of Escrow" is defined in Section 5.2.

"Closely-held corporation" shall mean any corporation not listed on the New York, American or Pacific stock exchanges.

"Closing Date" is defined in Section 5.5.

"Code" is defined in Section 6.1(ii).

"Contingency Period" is defined in Section 8.1.

"Contingency Period Conditions Waiver" is defined in Section 1.9(i).

"Continuing Duties" is defined in Section 18.1.

"CUP" is defined in Section 1.10.

"CUP Substantial Compliance Letter" is defined in Section 1.10.

"Deed of Trust" is defined in Section 1.7.1.

"Documents and Materials" is defined in Section 8.1.2.

"Environmental Law" is defined in Section 8.1.2(ix).

"Environmental Report" is defined in Section 8.1.2(ix).

"Escrow" is defined in Section 1.5.

"Estoppel Certificate" is shown on Exhibit D.

"Exchange" is defined in Article 27.

"Exercise Notice" is defined in Section 1.3.

"Existing Leases" is defined in Recital B.

"General Assignment" is defined in Section 9.1(vi).

"Governmental Notices" is defined in Section 8.1.2(ii).

"Grant Deed" shall mean the form conveying the Property to Buyer, recorded in the Official Records of Placer County, California.

"Hazardous Materials" is defined in Section 8.1.2(ix).

"Improvements" is defined in Section 2.2(iv).

"Information Report" is defined in Article 24.

"Increased Coverage Endorsement" is defined in Section 1.9(x).

"Intangible Property" is defined in Section 2.2(iii).

"Land" is defined in Section 2.2(iii).

"Lease" is defined in Recital C.

"Leasehold Policy" is defined in Section 1.9(x).

"Lender" is defined in Section 1.7.1.

"Loan" is defined in Section 1.7.1.

"Memorandum of Ground Lease" is defined in Section 1.9 (v).

"Memorandum of Option is defined in Section 1.9 (iv) and is shown on Exhibit B.

"Nondisturbance Agreement" is defined in Section 1.7.4.

"Option" is defined in Section 1.1.

"Option Consideration" is defined in Section 1.9(iii).

"Option Exercise Period" is defined in Section 1.3.

"Option Termination Date" is defined in Section 1.2.

"Preliminary Closing" is defined in Section 1.9.

"Property" is defined in Recital A and further defined in Section 2.2.

"Purchase Price" is defined in Article 3.

"Representing Party" is defined in Section 16.2.

"Sale" is defined in Section 1.6.

"Seller" shall mean Reynen & Bardis (KMS Placer), L.P., a California limited partnership.

"Seller Indemnified Parties" is defined in Section 17.1.

"Seller Nonrecourse Party, Seller Nonrecourse Parties" are defined in Section 17.3.

"Seller's Certificate" is defined in Section 9.1.(v).

"Termination Demand" is defined in Section 5.3.

"Title Company" is defined in Article 7.

"Title Documents" is defined in Section 8.1.1.

"Title Policy" is defined in Article 7.

"Title Report" is defined in Section 8.1.1(i).

"Visual Map" shall mean the cross-hatched area attached as Exhibit F.

OPTION AGREEMENT AND JOINT ESCROW INSTRUCTIONS

TO:                                                        Escrow No.__________________________
Placer Title Company                             Escrow Officer:    Sue Weaver
1512 Eureka Road, #120                       Telephone:    (916) 782-3711
Roseville, CA 95661                              Title Order No._______________________
Attention: Sue Weaver                            Title Officer:    Kevin Kormylo
                                                              Telephone:    (916) 624-8141

This Option Agreement and Joint Escrow Instructions (this "Agreement") is entered into as of January 13, 2003, by and between REYNEN & BARDIS (KMS PLACER), L.P., a California limited partnership ("Seller"), and ACE HARDWARE CORPORATION, a Delaware corporation ("Buyer"), agree as follows.

RECITALS

        A.    Seller is the owner of that certain real property located in the County of Placer, State of California, consisting of certain improvements and land as more specifically described below (and defined below as the "Property").

        B.    As of the date hereof, Seller leases portions of the Property to Pacific Gas & Electric Company, to Hewlett-Packard Company and to Buyer on long term leases, and to other tenants on month-to-month or short term leases (collectively, and as further described below, the "Existing Leases").

        C.    Seller and Buyer acknowledge that: (i) Seller and Buyer desire to execute a long-term ground lease (the "Lease") as of the Preliminary Closing (as defined below); (ii) as a concession to Buyer, Seller agreed to grant to Buyer an option to purchase the Property provided that Buyer will cooperate with Seller in consummating an exchange since Seller does not desire to convert Seller's investment to cash but rather desires to maintain its investment in real property; (iii) Buyer desires to develop the Property for use as a distribution center for its products and such other uses as Buyer may desire; (iv) Buyer desires to commence construction of additional buildings and related improvements on the Property by February 15, 2003; and (v) in order to accommodate Buyer's desire to acquire the Property and commence construction while simultaneously allowing Seller to complete an exchange, Seller and Buyer agreed that, if Buyer exercises the Option (as defined below), the Close of Escrow (as defined below) will occur on September 10, 2003 after written notice by Buyer to Seller given anytime after July 31, 2003 and on or before August 29, 2003.

        NOW, THEREFORE, for good and valuable consideration, receipt of which is hereby acknowledged, Seller and Buyer agree as follows:

AGREEMENT

ARTICLE 1    OPTION; COVENANTS DURING OPTION PERIOD; PRELIMINARY CLOSING

        1.1    Grant of Option. Upon the terms and conditions set forth herein, Seller hereby grants to Buyer an exclusive option to purchase the Property ("Option").

        1.2    Term of Option. The term of the Option shall commence on the date of this Agreement (as set forth in the introductory paragraph hereof), and shall expire at 5:00 p.m. Pacific Time on August 29, 2003 ("Option Termination Date"), unless previously exercised or cancelled pursuant to the terms of this Agreement.

        1.3    Exercise of Option; Sale of Property. Except as provided in Section 1.5, if Buyer elects to exercise the Option, Buyer shall do so by delivering written notice ("Exercise Notice") to Seller and to Escrow Holder (as defined below) of its election to so exercise at any time from and after July 1, 2003 and on or before August 29, 2003 (the "Option Exercise Period"). Upon exercise of the Option by Buyer, Seller shall sell and convey to Buyer, and Buyer shall purchase from Seller, the Property on the terms and conditions contained herein.

        1.4    Failure to Exercise Option. If, after closing pursuant to the Preliminary Closing, Buyer fails to exercise the Option prior to expiration of the Option Exercise Period, the Option shall automatically terminate and the provisions of Section 18.2 below shall apply.

        1.5    Deposit with Escrow. The terms and conditions of the Option granted hereunder and Seller's sale of the Property to Buyer, and the instructions to Escrow Holder with regard to the escrow (the "Escrow") created pursuant hereto are as set forth in this Agreement. Within five (5) business days of the execution of this Agreement, Seller and Buyer shall deliver a fully executed original counterpart of this Agreement and a fully executed and notarized original of the Memorandum of Option (as defined below) to Escrow Holder.

        1.6    Restrictions on Transfer by Seller. During the term of the Option (and if exercised, until the Close of Escrow), in no event shall Seller directly or indirectly, voluntarily or by operation of law, sell, exchange, convey, transfer, contract to sell, dispose of, or further encumber the Property or any part thereof or any interest therein, or be divested of title to the Property or any part thereof or interest therein (individually or collectively, as the context may require, a "sale") without obtaining the prior written consent of Buyer, which consent may be given or withheld in Buyer's sole discretion. For purposes of this Section, the term "sale" shall include, without limitation, if Seller or a general partner or a member of Seller is a partnership, limited liability company, joint venture, trust or closely-held corporation, the issuance, sale, conveyance, transfer, disposition or encumbering of more than fifty percent (50%) of any class of the currently issued and outstanding capital stock of Seller or of a general partner or member of Seller or of the beneficial interest of such partnership, limited liability company, joint venture or trust, or a change of any general partner or any member or any joint venture, either voluntarily, involuntarily or otherwise. For purposes of this Section, the term "closely-held corporation" shall mean any corporation not listed on any of the New York, American or Pacific stock exchanges. The transfer by any partner or member of Seller or by any direct or indirect interest holder in any partner or member of Seller, to the extent the transfer consists solely of an inter vivos gift or testamentary transfer to any spouse, parent, sibling, in-law, child or grandchild of such partner, member or interest holder, or to a trust for the benefit of such partner, member or interest holder, or such spouse, parent, sibling, in-law, child or grandchild of such partner, member or interest holder, shall not be deemed a "sale" for purposes of this Section. At Buyer's option, any sale of the Property or any part thereof in violation of this Section shall be deemed null and void. The restrictions set forth in this Section shall survive the exercise by Buyer of the Option and shall continue to the Close of Escrow, but shall terminate if Buyer does not timely exercise the Option.

        1.7    Existing Loan.

                1.7.1    Loan. Seller informs Buyer that as of the date of this Agreement, the Property is encumbered by a Deed of Trust (the "Deed of Trust") dated August 19, 2001 executed by Seller for the benefit of Western Sierra National Bank ("Lender"), recorded as Document No. 2002-0100927 in the Official Records of Placer County, California and securing certain financing by Lender to Seller in the original principal amount of Twelve Million Seven Hundred Eighty Thousand Dollars ($12,780,000) (the "Loan"). Any documents or instruments evidencing or securing the Loan are referred to herein as the "Loan Documents." Seller and Buyer acknowledge that Seller shall be required to pay off the Loan in full and remove all Loan Documents from title to the Property at the Close of Escrow.

                1.7.2    Request for Notice of Default. Seller and Buyer agree that Buyer may record in Placer County, California, one or more Requests for Notice of Default with respect to the Loan. Seller agrees that Buyer may cure any monetary default under the Loan on behalf of Seller. Additionally, Seller agrees to notify Buyer of any notice of default or other notice received by Seller from Lender with respect to any default in connection with the Loan.

                1.7.3    Credit Against Purchase Price. In addition to any other rights or remedies Buyer may have at law, in equity or pursuant to any other agreement (including, the Nondisturbance Agreement (as defined below)), any sums paid by Buyer to Lender to cure any default under the Loan may, at Buyer's election, be credited against the Purchase Price at the Close of Escrow.

                1.7.4    Non-Disturbance. As a condition for the benefit of Buyer which must be satisfied during the Contingency Period (as defined below), Lender, Seller and Buyer shall execute and acknowledge a separate nondisturbance agreement ("Nondisturbance Agreement") for the benefit of Buyer, in such form and containing such provisions as reasonably acceptable to Buyer, including a provision that provides if the interest of Seller in the Property is transferred by reason of any foreclosure of the Deed of Trust or by deed in lieu or in aid thereof, Lender or any such transferee of the Property shall be bound to Buyer, and Buyer shall be bound to Lender or such transferee, under all of the terms, covenants and conditions of this Agreement and the Lease for the balance of the term of this Agreement and the term of the Lease, respectively, with the same force and effect as if Lender or such transferee were the original seller under this Agreement and the original lessor under the Lease.

                1.7.5    Use of Option Consideration to Cure Loan Default. Buyer may, at its sole option, elect to use all or any part of the Option Consideration from time to time to cure any default under the Loan which it is entitled to cure pursuant to the Nondisturbance Agreement, upon presentation by Buyer to Escrow Holder of a copy of the notice of such default sent by Lender and a certificate executed by Buyer stating its intent to use the amount stated in such certificate to cure the default, provided that Buyer may use the Option Consideration only to the extent reasonably necessary to cure the default then existing under the Loan. Buyer shall have no obligation to restore any amounts of the Option Consideration so used to Escrow.

        1.8    Restrictions During Option Period. During the term of this Option, and continuing until the Close of Escrow if the Option is exercised by Buyer, Seller shall not intentionally take any action with respect to the Property that interferes with or in any way affects the permitting, development or construction by Buyer of improvements on the Property.

        1.9    Preliminary Closing. Seller and Buyer intend to conduct a "Preliminary Closing" on January 15, 2003, pursuant to which the following shall occur:

                (i)    Within the Contingency Period, Buyer shall waive the conditions set forth in Section 8.1 by delivering a written notice to Escrow Holder and Seller (the "Contingency Period Conditions Waiver").

                (ii)    Buyer shall also deliver a fully executed "As Is Certificate" attached as Exhibit A to Escrow Holder.

                (iii)    Buyer shall deposit One Million Dollars ($1,000,000) in consideration of the grant of the Option ("Option Consideration") plus its share of the Preliminary Closing costs with Escrow Holder. Upon consummation of the Preliminary Closing, the Option Consideration shall be nonrefundable except as otherwise provided in Section 1.10 and Section 4.1.

                (iv)    Buyer and Seller shall execute and acknowledge a memorandum of the Option in the form of Exhibit B hereto ("Memorandum of Option") and deposit it with Escrow Holder.

                (v)    Buyer and Seller shall each execute counterparts of the Lease, and deposit it with Escrow Holder.

                (vi)    Buyer and Seller shall each execute and acknowledge a memorandum of the Lease in the form attached hereto as Exhibit C (the "Memorandum of Ground Lease") and deposit it with Escrow Holder;

                (vii)    Buyer shall execute a counterpart of the Development Management Agreement (the "Development Management Agreement") to be entered into between Buyer and KMS Development, LLC, an affiliate of Seller ("KMS Development"), and Seller shall cause KMS Development to execute a counterpart, in the form approved by Buyer, Seller and KMS Development and shall deposit it with Escrow Holder;

                (viii)    Buyer and Seller shall each execute and acknowledge counterparts of the Nondisturbance Agreement, and deposit them with Escrow Holder, and Seller shall arrange for the deposit with Escrow of an executed and acknowledged counterpart of the Nondisturbance Agreement by Lender.

                (ix)    Seller shall deliver to Buyer an estoppel certificate from Seller with respect to each of the Existing Leases and an estoppel certificate from each tenant under the Existing Leases which estoppel certificates shall be in the form of Exhibit D hereto ("Estoppel Certificate").

                (x)    Title Company shall have irrevocably committed to issue its leasehold policy of title insurance (the "Leasehold Policy") ensuring Buyer's leasehold interest under the Lease and option rights under this Agreement. The Leasehold Policy shall insure Buyer's interest in the Property as optionee in the amount of Twenty-One Million Dollars ($21,000,000) and as lessee under the Lease, with exceptions as delineated in Sections 6.1(i), (ii), (iv), (v) and (vi), and shall contain an endorsement permitting Buyer to increase the amount of coverage from time to time by the amounts expended by Buyer on the construction of additional buildings and improvements on the Property but not to exceed a total coverage amount of Forty Million Dollars ($40,000,000) ("Increased Coverage Endorsement"). Buyer shall pay the cost of the Leasehold Policy and any costs attributable to the Increased Coverage Endorsement.

                (xi)    Escrow Holder shall close the Preliminary Closing on January 15, 2003, by recording the Memorandum of Option, the Memorandum of Lease and the Nondisturbance Agreement in the Official Records of Placer County, delivering the Leasehold Policy to Buyer, delivering the As Is Certificate to Seller, delivering the counterparts of the Lease and the Development Management Agreement executed by the other to Seller and Buyer, and depositing the Option Consideration in an interest-bearing account as provided in Section 4.1.

                If the Preliminary Closing is not closed on January 15, 2003 or if Buyer fails to timely deliver the Contingency Period Conditions Waiver, As Is Certificate or the Option Consideration, then this Agreement shall automatically terminate and neither party shall have any further rights, duties or obligations hereunder except as provided in Section 18.1.

                If Seller is unable to deliver the Estoppel Certificates from each tenant under the Existing Leases by January 15, 2003, after using reasonable efforts to do so, Buyer's sole option shall be to waive the condition for the delivery of the Estoppel Certificates from the tenants or elect to terminate this Agreement and the Lease. If Buyer elects to waive the delivery of the Estoppel Certificates, Buyer and Seller shall continue to use reasonable efforts to obtain the Estoppel Certificates from the tenants until the Closing.

        1.10    CUP Substantial Compliance Letter. Seller and Buyer acknowledge that Buyer is concerned about the conformity of its contemplated construction of additional buildings and improvements on the Property with the existing Conditional Use Permit issued by the County of Placer for the Property (the "CUP"). Seller is working with the County of Placer to obtain a letter from the County of Placer to Buyer (and if desired by Seller, to Seller), in content reasonably acceptable to Buyer, confirming the substantial compliance of Buyer's contemplated construction with the CUP (the "CUP Substantial Compliance Letter"). Notwithstanding the consummation of the Preliminary Closing or any other provision to the contrary in this Agreement or in the Lease or the Development Management Agreement, Seller and Buyer agree that if the CUP Substantial Compliance Letter is not issued by the City and delivered to Buyer on or before February 14, 2003, Buyer at its sole option may elect to terminate this Agreement by written notice to Seller and to Escrow Holder on or before February 21, 2003. Upon Buyer's timely issuance of such written notice to Seller, (i) this Agreement shall automatically terminate and neither party shall have any further rights or obligations hereunder, (ii) the Option Consideration shall be promptly returned to Buyer, together with all accrued interest thereon, and (iii) the Ground Lease and the Development Management Agreement shall be automatically terminated and of no further force or effect. In such event, Buyer shall be responsible for the payment of any title insurance premiums charged by the Title Company for the Leasehold Policy.

ARTICLE 2    PURCHASE AND SALE; PROPERTY
        2.1    Sale to Buyer. Subject to the delivery or deemed delivery of the Exercise Notice, Seller agrees to sell the Property to Buyer, and Buyer agrees to purchase the Property from Seller, upon the terms and conditions herein set forth.

        2.2    Property. As used herein, the "Property" shall mean:

                (i)    That certain real property (the "Land") consisting of approximately 82+ gross acres of land more particularly described in Exhibit E attached hereto (and depicted as the cross-hatched area on the Visual Map attached hereto as Exhibit F (the "Visual Map"));

                (ii)    All rights, privileges, easements, tenements, hereditaments, rights of way and appurtenances which belong to or appertain to the Land and/or are owned by Seller, including, without limitation, rights to all minerals, oil, gas and other hydrocarbon substances on and under the Land and rights and water stock, if any, relating to the Land (collectively, the "Appurtenances"); and

                (iii)    All intangible property owned or held by Seller in connection with the Land or the use thereof, including, without limitation, the right to use any trade name now used in connection with the Land (including, without limitation, the name "Placer Sierra Business Park") and all permits, maps, surveys, plans, leases, licenses, franchises, rental contracts and agreements (collectively, the "Intangible Property"); and

                (iv)    The Land is improved with an approximately 627,000 square foot building and related improvements (the "Improvements").

                The Land, the Appurtenances, the Intangible Property and the Improvements are collectively referred to herein as the "Property."

ARTICLE 3    PURCHASE PRICE
        The total purchase price (the "Purchase Price") for the Property shall be Twenty-One Million Dollars ($21,000,000).

ARTICLE 4    PAYMENT OF PURCHASE PRICE
        4.1    Option Consideration. The Option Consideration shall be invested by Escrow Holder in an interest bearing account acceptable to Buyer with all interest accruing thereon paid to Buyer on demand or, at Buyer's election, credited to the Purchase Price upon the Close of Escrow (as defined below). Subject to Sections 1.9, 1.10 and 18.1 hereof, the Option Consideration shall be applied to the Purchase Price upon the Close of Escrow and shall be nonrefundable to Buyer when made unless the consummation of the transaction contemplated hereby fails to occur by reason of the nonsatisfaction of a condition to the Close of Escrow for Buyer's benefit or by reason of a default by Seller in any of its obligations hereunder, in which event the Option Consideration, together with all interest accrued thereon, shall be returned to Buyer.

        4.2    Buyer's Deposit of Balance of Purchase Price. Prior to the Close of Escrow, Buyer shall deposit, or cause to be deposited with Escrow Holder, the amount of the Purchase Price by wire transfer, cashier's check or other immediately available funds, less the sum of the Option Consideration, including any accrued interest thereon, plus or minus Escrow Holder's estimate of Buyer's share of closing costs, prorations and other charges payable by or chargeable to Buyer pursuant to this Agreement.

ARTICLE 5    ESCROW
        5.1    Opening of Escrow. For purposes of this Agreement, the Escrow shall be deemed opened the date Escrow Holder shall have received an executed counterpart of this Agreement from both Buyer and Seller. In addition, Buyer and Seller shall execute, deliver and be bound by any reasonable or customary supplemental escrow instructions of Escrow Holder or other instruments as may reasonably be required by Escrow Holder in order to consummate the transaction contemplated by this Agreement. Any such supplemental instructions shall not conflict with, amend or supersede any portions of this Agreement. If there is any inconsistency between such supplemental instructions and this Agreement, this Agreement shall control.

        5.2    Close of Escrow. For purposes of this Agreement, the "Close of Escrow" shall be defined as the date that the Grant Deed, the form of which is attached hereto as Exhibit G (the "Grant Deed") conveying the Property to Buyer, is recorded in the Official Records of Placer County, California. If Buyer delivers the Exercise Notice to Seller, Escrow shall close on September 10, 2003 ("Closing Date").

        5.3    Failure to Close on Closing Date. If the Escrow is not in a condition to be closed on the Closing Date without the fault of Seller or Buyer, Escrow Holder shall close the Escrow as soon thereafter as is possible, unless Escrow Holder has received written demand to terminate the Escrow (a "Termination Demand") from a party who is not in default in the performance of any of its obligations hereunder. In the event of a termination pursuant to this Section 5.3, Section 18.2 or 18.3 below, as the case may be, shall apply.

ARTICLE 6    CONDITION OF TITLE
        6.1    Approved Condition of Title. It shall be a condition to the Close of Escrow and a covenant of Seller that title to the Property be conveyed to Buyer by Seller by the Grant Deed in a condition of title (the "Approved Condition of Title"), subject only to the following exceptions:

                (i)    A lien to secure payment of real estate taxes, bonds and assessments, not delinquent;

                (ii)    The lien of supplemental taxes assessed pursuant to Chapter 3.5 commencing with Section 75 of the California Revenue and Taxation Code (the "Code"), but only to the extent that such supplemental taxes are attributable to the transaction contemplated by this Agreement. Buyer shall be responsible for any supplemental taxes assessed pursuant to the Code to the extent that such taxes relate to new construction occurring after the Preliminary Closing and before the Close of Escrow. Seller shall be responsible for, and hereby indemnifies Buyer and the Property against, any supplemental taxes assessed, whether prior to or following the Preliminary Closing and/or the Close of Escrow, as a result of (a) events occurring prior to the Preliminary Closing or (b) events which occur from or after the Preliminary Closing and prior to the Close of Escrow, which events constitute a "Change of Ownership" (as such term is defined by California Revenue and Taxation Code Section 62 et seq.) due to actions by Seller or Seller's members and/or principals (except for and excluding the Option and the Lease);

                (iii)    Matters affecting the Approved Condition of Title created by Buyer, or approved by Buyer, which approval shall not be unreasonably withheld, including without limitation those dedications and easements, if any, required to facilitate Buyer's construction and development of the Property;

                (iv)    Nonmonetary exceptions which are disclosed by the Title Report (as defined below) and approved or deemed approved by Buyer in accordance with Section 8.1.1 hereof. Seller shall be obligated to remove at or before the Close of Escrow, the Deed of Trust, any other deeds of trust, mortgages, or other monetary liens or encumbrances disclosed by the Title Report (except for bonds and assessments and any monetary liens or encumbrances created by or on behalf of Buyer in connection with Buyer's construction and development of the Property);

                (v)    The exceptions shown on the standard printed CLTA title policy form; and

                (vi)    The Existing Leases.

        Seller's indemnification of the Title Company (as defined below) to induce it to insure any otherwise unpermitted exception to title shall not be allowed except with the prior written consent of Buyer after full disclosure to Buyer of the nature and substance of such exception and indemnity.

        6.2    New Title Matters. From and after the Preliminary Closing, Seller will not cause title to the Property to differ from the Approved Condition of Title described in Sections 6.1(i), (ii), (iv), (v) and (vi) without Buyer's consent which shall not be unreasonably withheld. Any other liens, encumbrances, easements, restrictions, conditions, covenants, rights, rights of way or other matters affecting the Approved Condition of Title which may appear of record or be revealed after the date of the Title Report and which are (i) not insured against and (ii) which are not approved by Buyer (which approval will not be unreasonably withheld) must be eliminated or ameliorated to Buyer's satisfaction by Seller before the Close of Escrow as a condition to the Close of Escrow for Buyer's benefit.

ARTICLE 7    TITLE POLICY
        Title shall be evidenced by the irrevocable commitment of Placer Title Company ("Title Company") to issue a CLTA extended coverage owner's form policy of title insurance (the "Title Policy") in the amount of the Purchase Price (or such increased amount as shown in the Leasehold Policy pursuant to the Increased Coverage Endorsement), showing title to the Property vested in Buyer in the Approved Condition of Title.

        If requested by Buyer, the Title Policy may be upgraded to an ALTA policy with such endorsements as Buyer may reasonably request. The Title Company's providing (or not providing) any requested endorsements or ALTA coverage shall not be a condition to Close of Escrow.

ARTICLE 8    CONDITIONS TO CLOSE ESCROW
        8.1    Conditions to Buyer's Obligations Which Must be Satisfied or Waived Prior to Expiration of the Contingency Period. Subject to the delivery of the Exercise Notice, the Close of Escrow and Buyer's obligation to consummate the transaction contemplated by this Agreement are subject to the satisfaction (or Buyer's waiver) of the following conditions for Buyer's benefit on or before the expiration of the period (the "Contingency Period") commencing on the date hereof and expiring on Contingency Period January 15, 2003. Seller and Buyer acknowledge that the expiration of the Contingency Period shall be coincident with the Preliminary Closing.

                8.1.1    Approval of Title. On or before the expiration of the Contingency Period, Buyer shall have approved the legal description of the Land attached hereto as Exhibit E and any matters of title as disclosed by the following documents (the "Title Documents") which have been delivered to Buyer at Seller's sole cost and expense:

                         (i)    the Title Company's preliminary report (Order No. 101-21984) (the "Title Report") dated as of November 26, 2002 with respect to the Property; and

                        (ii)    legible copies of all documents, whether recorded or unrecorded, referred to in any part of the Title Report.

        Notwithstanding anything to the contrary contained in this Section 8.1.1, Buyer hereby objects to all liens evidencing monetary encumbrances (other than liens for non-delinquent property taxes, bonds and special assessments). Seller shall to cause all such liens to be eliminated at Seller's sole cost and expense (including all prepayment penalties and charges) before the Close of Escrow.

                8.1.2    Review and Approval of Documents and Materials. On December 10, 11 and 12, 2002 ("Review Date") Seller made available to Buyer, for inspection by Buyer, all documents and materials in the possession of Seller or its agents or reasonably available to Seller or its agents regarding the Property (the "Documents and Materials"). Buyer has copied, or will copy, any and all of the Documents and Materials which Buyer desires and, on or before the expiration of the Contingency Period, Buyer shall have approved the Documents and Materials. At Buyer's request, Seller shall make the Documents and Materials available for additional review and inspection by Buyer at any time after the date of this Agreement. Upon the Close of Escrow, Seller shall deliver the Documents and Materials to Buyer. The Documents and Materials include, but are not limited to:

                         (i)    Any and all licenses, permits and agreements affecting or relating to the ownership, subdivision, possession or development of the Land in the possession or control or Seller, its agents or representatives.

                        (ii)    Copies of all applications, correspondence, notices, and other written communications (collectively, "Governmental Notices") to or from any governmental entity, department or agency regarding the Property, any portion thereof, or any permit, approval, consent or authorization with respect to the development of the Property which are in the possession or control of Seller, its agents or representatives, if any. Seller shall deliver to Buyer any Governmental Notice received after the Review Date.

                        (iii)    Copies of the most recent survey(s), if any, pertaining to the Property or any portion thereof which are in the possession or control of Seller, its agents or representatives, including a survey acceptable to the Title Company for the issuance of the Title Policy (which shall be obtained by Seller or updated from a prior survey at Seller's sole cost and expense).

                        (iv)    Any and all tentative, parcel and/or final maps, development plans, site plans, building permits, certificates of occupancy, specifications or any other governmentally approved or processed documents relating to the subdivision or development of the Property which are in the possession or control of Seller, its agents or representatives.

                        (v)    Any and all reports, projections, studies or other documents or written information pertaining to the Property which are in the possession or control of Seller, its agents or representatives.

                        (vi)    Any and all property tax statements pertaining to the Property which are in the possession or control of Seller, its agents or representatives.

                        (vii)    Any and all soils reports, engineering data and other data or studies pertaining to the Property or any portion thereof which are in the possession or control or Seller, its agents or representatives.

                        (viii)    Copies of the Existing Leases.

                        (ix)    Any study or report (the "Environmental Report") with respect to the presence and/or possible presence in, on, or about the Property of Hazardous Materials. As used herein, (A) "Hazardous Materials" means any chemical, substance, material, controlled substance, object, condition, waste, living organism or combination thereof which is or may be hazardous to human health or safety or to the environment due to its radioactivity, ignitability, corrosivity, reactivity, explosivity, toxicity, carcinogenicity, mutagenicity, phytotoxicity, reproductive toxicity, infectiousness or other harmful or potentially harmful properties or effects, including, without limitation, petroleum and petroleum products, asbestos, radon, polychlorinated biphenyls (PCBs), and all of those chemicals, substances, materials, controlled substances, objects, conditions, wastes, living organisms or combinations thereof which are now or become in the future listed, defined or regulated in any manner by any Environmental Law based upon, directly or indirectly, such properties or effects; and (B) "Environmental Law" means any and all federal, state or local environmental, health and/or safety-related laws, regulations, standards, decisions of the courts, ordinances, rules, codes, orders, decrees, directives, guidelines, permits or permit conditions, currently existing and as amended, enacted, issued or adopted in the future which are or become applicable to the Property. Seller shall cooperate with Buyer in causing any such Environmental Report to be certified in favor of Buyer.

                        (x)    Any improvement plans and any other plans and specifications relating to Improvements, including any and all building department changes, and any landscape, lighting and signage plans.

                        (xi)    Any and all contracts relating to the construction and installation of the Improvements, together with a copy of all warranties and guarantees applicable thereto.

                        (xii)    Any and all subdivision maps and development and/or other agreements with the County of Placer and/or other governmental entities with jurisdiction, which agreements relate to the development and/or improvement of the Property.

                        (xiii)    A copy of the Loan Documents.

                8.1.3    Approval of Inspections and Studies. On or before the expiration of the Contingency Period, Buyer shall have approved the results of any and all inspections, investigations, tests and studies (including, without limitation, investigations with regard to zoning, building codes and other governmental regulations, architectural inspections, engineering tests, economic feasibility studies and soils, seismic and geologic reports) with respect to the Property (including all structural and mechanical systems and leased areas, if any) as Buyer may elect to make or obtain. The failure of Buyer to disapprove such results on or before the expiration of the Contingency Period shall be deemed to constitute Buyer's approval of the results. The cost of any such inspections, tests and studies shall be borne by Buyer. In addition to Buyer's rights of possession under the Lease, during the term of this Agreement, Buyer, its agents, contractors and subcontractors shall have the right to enter upon those portions of the Property subject to the Existing Leases, at reasonable times during ordinary business hours to make any and all inspections and tests as may be necessary or desirable in Buyer's sole judgment and discretion. Buyer shall use care and consideration in connection with any of its inspections. From and after the execution of this Agreement, Buyer and Buyer's representatives, agents, consultants and designees shall further be entitled to communicate directly with any and all governmental and quasi-governmental bodies and agencies having jurisdiction over the Property in connection with Buyer's proposed purchase, development or operation of the Property. (The exercise by Buyer of any of the preceding or any other act of Buyer shall not negate any representation, warranty or covenant of Seller or modify any of Buyer's rights or Seller's obligations in the event of any breach by Seller of any of Seller's representations, warranties or covenants under this Agreement.) Buyer shall indemnify and hold Seller and the Property harmless from any and all costs, expenses (including reasonable attorneys' fees), liabilities, and damages arising out of or resulting from the actions of Buyer, its agents, contractors and/or subcontractors in connection with such entry and/or activities upon the Property. Buyer's obligation to indemnify Seller pursuant to this Section 8.1.3. shall remain in full force and effect notwithstanding any termination of this Agreement including, without limitation, any termination pursuant to this Section 8.

                8.1.4    Commitment to Issue Title Policy. As contemplated by Section 1.10 above, on or before the expiration of the Contingency Period, the Title Company has irrevocably committed to issue the Option Title Policy insuring Buyer's leasehold interest under the Lease and Buyer's option to acquire fee simple title to the Property is vested in Buyer or its permitted assignee in the Approved Condition of Title.

                8.1.5    Hazardous Materials. On or before expiration of the Contingency Period Buyer shall be satisfied, in its sole and subjective discretion, that (i) the Property is free of Hazardous Materials; and (ii) the presence, handling, use, transport, storage, generation and disposal of Hazardous Materials in, on, or about the Property has been at all times and is in compliance with all applicable federal, state, county and local governmental laws, ordinances, rules, regulations, resolutions, policy statements, permits and the like relating to environmental matters. Buyer, at its sole cost and expense, shall have the right to perform an environmental inspection and audit of the Property which may include, without limitation, Buyer's inspection and testing of the physical condition of the Property in accordance with the provisions of Section 8.1.3. above.

                8.1.6    Natural Hazard Disclosure Statement. Seller has previously delivered to Buyer a natural hazard disclosure report prepared by a reputable third party preparer disclosing whether or not the Property is located within (i) a special flood hazard zone designated by the Federal Emergency Management Agency (Government Code Section 8589.3); (ii) an area of potential flooding shown on an inundation map under Government Code Section 8959.5 (Government Code Section 8959.4); (iii) a very high fire hazard severity zone designated by Government Code Section 51179 (Government Code Section 51183.5); (iv) a wild land area that may contain substantial force fire risks and hazards under Public Resources Code Section 4125 (Public Resources Code Section 4136); (v) an earthquake fault zone under Public Resources Code Section 2622 (Public Resources Code Section 2621.9); or (vi) a seismic hazard zone under Public Resources Code Section 2629 (Public Resources Code Section 2694). Buyer shall review and approve or disapprove the Natural Hazard Disclosure Statement prior to expiration of the Contingency Period.

                8.1.7    Special Tax Disclosures. Seller has disclosed that the Property may lie within several community facilities districts and several special assessment districts. Buyer acknowledges that Seller will comply with the provisions of California Government Code Section 53341.5 by providing the form of disclosure required by that section within ten (10) days after execution hereof, which will be reviewed and, if acceptable, executed by Buyer prior to expiration of the Contingency Period and delivered to Escrow Holder. A form copy of the special tax disclosure is attached at Exhibit H.

                8.1.8    No Moratorium. Buyer shall satisfy itself during the Contingency Period that there is no reassessment, reclassification, rezoning or other statute, law, judicial or administrative decision, proceeding, ordinance or regulation (including amendments and modifications of any of the foregoing) pending or proposed to be imposed by any governmental or quasi-governmental bodies or agencies having jurisdiction over the Property or any public or private utility having jurisdiction over the Property which would adversely affect, in Buyer's reasonable judgment, the acquisition, development, sale or use of the Property.

        8.2    Conditions to Buyer's Obligations Which Must be Satisfied or Waived Prior to Close of Escrow. For the benefit of Buyer, Close of Escrow shall be conditioned upon the occurrence and/or satisfaction of each of the following conditions (or Buyer's waiver thereof).

                8.2.1    Performance of Seller's Obligations. As of the Close of Escrow, Seller shall have performed all of the obligations required to be performed by Seller under this Agreement.

                8.2.2    Truth of Seller's Representations. All representations and warranties made by Seller to Buyer in this Agreement shall be true and correct as of the date of this Agreement and as of the Close of Escrow.

                8.2.3    No Alteration of Approved Condition of Title or Leases. From and after the date hereof, without the approval of Buyer, Seller shall not have executed nor consented to the execution of any instrument which may result in an alteration of the Approved Condition of Title.

                8.2.4    Truthfulness of Representations at Closing. Except as expressly herein otherwise provided, the representations and warranties of Seller set forth in this Agreement shall be true on and as of the Close of Escrow as if those representations and warranties were made on and as of such time.

                8.2.5    Title Policy. The Title Company shall be irrevocably committed to issue the Title Policy ensuring that fee title to the Property (subject to the exceptions described in Section 6.1) is vested in Buyer.

        8.3    Conditions to Seller's Obligations. For the benefit of Seller, the Close of Escrow shall be conditioned upon the occurrence and/or satisfaction of each of the following conditions (or Seller's waiver thereof).

                8.3.1    Performance of Buyer's Obligations. As of the Close of Escrow, Buyer shall have timely performed all of the obligations required by the terms of this Agreement to be performed by Buyer.

                8.3.2    Truth of Buyer's Representations. All representations and warranties made by Buyer to Seller in this Agreement shall be true and correct as of the Close of Escrow.

ARTICLE 9    DEPOSITS BY SELLER INTO ESCROW
        9.1    Deposits by Seller into Escrow. At least one business day before the Close of Escrow, Seller shall deposit or cause to be deposited with Escrow Holder the following documents and instruments:

                (i)    The Grant Deed, duly executed by Seller, acknowledged and in recordable form, attached hereto as Exhibit G ;

                (ii)    A Bill of Sale conveying the Intangible Property in the form attached hereto as Exhibit I (the "Bill of Sale");

                (iii)    An Assignment of Contracts in the form attached hereto as Exhibit J (the "Assignment of Contracts");

                (iv)    An assignment and assumption of the Existing Leases in the form of Exhibit K ("Assignment of Leases");

                (v)    A General Assignment in the form attached hereto as Exhibit L (the "General Assignment");

                (vi)    A certificate of nonforeign status ("Seller's Certificate"), duly executed by Seller, in the form attached hereto as Exhibit M ; and

                (vii)    An Estoppel Certificate for each of the Existing Leases executed by Seller as of no more than ten (10) days prior to the Closing Date, and, if available from each tenant under the Existing Leases after reasonable efforts by Seller to obtain, an Estoppel Certificate from each tenant dated as of no more than ten (10) days prior to the Closing Date or, if an Estoppel Certificate was provided at the Preliminary Closing by such tenant, written confirmation that the information contained in such prior Estoppel Certificate remains true and correct as of a date no more than ten (10) days prior to the Closing Date (such Estoppel Certificates to be in the form of Exhibit D attached hereto).

ARTICLE 10    DEPOSITS BY BUYER INTO ESCROW
        10.1    Deposits by Buyer into Escrow. Buyer shall deposit or cause to be deposited with Escrow Holder the following documents:

                (i)    The funds which are to be applied towards the payment of the Purchase Price in the amounts and at the times designated in Section 2 above (as reduced by the prorations and credits heretofore or hereinafter provided);

                (ii)    A Preliminary Change in Ownership Report in form and substance acceptable to the county assessor for Placer County, California; and

                (iii)    An Assignment of Existing Leases.

ARTICLE 11    COSTS AND EXPENSES
        The cost and expense of the CLTA Title Policy shall be paid by Seller and the ALTA increment and endorsements (if any) shall be paid by Buyer. Buyer shall receive a credit in the amount of __________________________ Dollars ($_________) on account of __________________. The escrow fee of Escrow Holder shall be shared equally by Seller and Buyer. Seller shall pay all documentary transfer taxes payable in connection with the recordation of the Grant Deed. The amount of such transfer taxes shall not be posted on the Grant Deed, but shall be supplied by separate affidavit. Buyer and Seller shall pay, respectively, Escrow Holder's customary charges to buyers and sellers for document drafting, recording and miscellaneous charges. If, as a result of no fault of Buyer or Seller, Escrow fails to close, Buyer and Seller shall share equally all of Escrow Holder's reasonable fees and charges.

ARTICLE 12    PRORATIONS
        Except as provided in the Lease, real property taxes, special taxes, assessments, utility fees and/or deposits, and personal property taxes with respect to the Property shall be prorated between Seller and Buyer as of the Close of Escrow. Prorations of taxes and assessments with respect to the Property shall be based upon the latest available tax information so that Seller shall be responsible for all such taxes and assessments levied against the Property to and including the day before the Close of Escrow, and Buyer shall be responsible for all taxes and assessments levied against the Property from and after the day before the Close of Escrow. If any errors or omissions are made regarding adjustments and prorations as aforesaid, the parties shall make the appropriate corrections promptly upon the discovery thereof. If any estimations are made at the Close of Escrow regarding adjustments or prorations, the parties shall make the appropriate correction promptly when accurate information becomes available. Any corrected adjustment or proration shall be paid in cash to the party entitled thereto.

ARTICLE 13    DISBURSEMENTS AND OTHER ACTIONS BY ESCROW HOLDER
        Upon the Close of Escrow, the Escrow Holder shall promptly undertake all of the actions set forth in this Article 13.

        13.1    Prorations. Prorate all matters described in Section 12 above, based upon the statement delivered into Escrow signed by the parties.

        13.2    Recording. Cause the Grant Deed and any other documents which the parties hereto may mutually direct to be recorded in the Official Records of Placer County, California, in the order requested by the parties. Escrow Holder is instructed not to affix the amount of documentary transfer tax on the face of the Grant Deed, but to supply such amount by separate affidavit.

        13.3    Funds. All funds deposited with Escrow Holder by Buyer toward payment of the Purchase Price shall be disbursed to Seller after first deducting therefrom all items which are, pursuant to this Agreement, chargeable to the account of Seller. All funds deposited with Escrow Holder by Buyer toward payment of such other items as are chargeable to the account of Buyer pursuant to this Agreement shall be disbursed and applied to the payment of such costs and the balance of such funds, if any, shall be disbursed to Buyer.

        13.4    Title Policy. Direct the Title Company to issue the Title Policy to Buyer.

        13.5    Original Documents. Deliver to Buyer the Bill of Sale, the Assignment of Contracts, the General Assignment and Seller's Certificate.

        13.6    Copies of Documents. Deliver to Buyer and Seller, copies of all documents delivered to either party hereto or recorded pursuant to this Agreement.

ARTICLE 14    SELLER'S DISCLAIMER, REPRESENTATIONS AND WARRANTIES
        14.1    DISCLAIMER. BUYER ACKNOWLEDGES AND AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT OR THE LEASE, SELLER HAS NOT MADE ANY REPRESENTATIONS, WARRANTIES, GUARANTIES, PROMISES, STATEMENTS OR ASSURANCES WHATSOEVER, EXPRESS OR IMPLIED, DIRECTLY OR THROUGH ANY EMPLOYEE OR AGENT, AS TO THE CONDITION OF THE PROPERTY OR ANY OTHER MATTER, INCLUDING, BUT NOT LIMITED TO, HAZARDOUS MATERIALS. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING IN ANY WAY, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN THE LEASE, SELLER EXPRESSLY DISCLAIMS MAKING OR HAVING MADE ANY REPRESENTATIONS OR WARRANTY WITH RESPECT TO THE DOCUMENTS AND MATERIALS FURNISHED BY SELLER. BUYER ACKNOWLEDGES AND AGREES THAT EXCEPT FOR SELLER'S EXPRESS COVENANTS, REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT AND THE LEASE, SELLER SPECIFICALLY DISCLAIMS: (A) ALL MATTERS RELATING TO THE TITLE TOGETHER WITH ALL GOVERNMENTAL AND OTHER LEGAL REQUIREMENTS SUCH AS TAXES, ASSESSMENTS, ZONING, USE PERMIT REQUIREMENTS, BUILDING PERMIT REQUIREMENTS, BUILDING CODES AND OTHER DEVELOPMENT REQUIREMENTS; (B) THE PHYSICAL CONDITION OF THE PROPERTY; (C) ALL OTHER MATTERS OF ANY SIGNIFICANCE AFFECTING THE PROPERTY, WHETHER PHYSICAL IN NATURE OR INTANGIBLE IN NATURE, SUCH AS THE POLITICAL CLIMATE WITH RESPECT TO THE GOVERNMENTAL AGENCIES THAT HAVE JURISDICTION OVER THE PROPERTY, DEVELOPMENT OF THE PROPERTY OR THE OPERATION OF THE PROPERTY; (D) THE EXISTENCE, QUALITY, NATURE, ADEQUACY AND PHYSICAL CONDITION OF UTILITIES SERVING THE PROPERTY; (E) THE ECONOMICS OF THE PRESENT OR FUTURE OWNERSHIP AND/OR OPERATION OF THE PROPERTY; AND (F) THE EXISTENCE OF HAZARDOUS MATERIALS IN, UNDER OR AFFECTING THE PROPERTY; AND, BUYER IS PURCHASING THE PROPERTY "AS IS-WITH ALL DEFECTS" BASED UPON BUYER'S OWN INSPECTION OF THE PROPERTY.

         /s/                                       /s/
Buyer's Initials                    Seller's Initials

        14.2    Representations and Warranties in General.
                14.2.1    Knowledge Representations. Warranties or representations of Seller modified by a phrase such as "to the best knowledge" shall mean that the warranty or representation is given to the extent the subject matter is within the actual present knowledge of Thomas Manz and Steven Pease. No knowledge of other persons shall be imputed, and there shall be no implication or duty of inquiry or investigation. Seller represents to Buyer that the persons named in this Section 14.2.1 are the persons within Seller who are most likely to possess substantial information regarding the subject matter of one or more of Seller's representations and warranties.

                14.2.2    Effect of Documents and Materials. Those items which are disclosed by the Documents and Materials and all recorded and/or public documents shall be deemed exceptions to the representations, warranties and covenants of Seller contained in this Agreement. Notwithstanding the foregoing, Seller represents and warrants that to the best knowledge of Seller, the Documents and Materials are true and correct in that the Documents and Materials made available for review by Buyer are all of the Documents and Materials.

                14.2.3    Interpretation and Effect of Disclosures. The disclosures by Seller which are contained in this Agreement, and those disclosures contained in the Documents and Materials, are intended to be interpreted in light of Buyer's experience, and such disclosures to extent in conflict with Seller's representations and warranties contained in this Agreement shall be exceptions to such representations and warranties.

                14.2.4    Restatement. The representations and warranties made by Seller shall be deemed to be restated by Seller immediately prior to Close of Escrow. Except as otherwise provided herein, the representations and warranties, as restated, shall survive the Close of Escrow for a period of twenty-four months (the "Limitation"). No claim or action may be brought for any breach of warranty or representation by Buyer on or after the second anniversary of the Close of Escrow.

        14.3    Representations and Warranties by Seller. Seller acknowledges that the execution of this Agreement by Buyer is made in material reliance by Buyer on each and every one of the representations and warranties made by Seller. Sections 14.3.1, 14.3.2 and 14.3.8 are not subject to the Limitation. Seller hereby represents and warrants to Buyer that:

                14.3.1    Authority. Seller has the right, power and authority to enter into this Agreement and to perform its obligations hereunder, and the person(s) executing this Agreement on behalf of Seller have the right, power and authority to do so. This Agreement constitutes the legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms. This Agreement does not violate any provision of any other agreement or document to which Seller is a party or to which Seller is bound.

                14.3.2    No Grants. Seller has not granted to any party other than Buyer any option, contract or other agreement with respect to a purchase or sale of the Property or any portion thereof or any interest therein. Nothing in this representation shall prohibit Seller from entering into any "backup" or other agreement with respect to the Property which recognizes, and is subordinate to, the prior right of Buyer to purchase and lease the Property in accordance with the terms of this Agreement and the Lease.

                14.3.3    Hazardous Materials. To the best knowledge of Seller, any Hazardous Materials incorporated into the site improvements, have been incorporated into the site in substantial conformance with applicable laws. With the exception of any such site improvement Hazardous Materials, neither Seller nor any agent of Seller has used Hazardous Materials on, from or affecting the Property in any manner which violates federal, state or local laws, ordinances, rules, regulations or policies governing the use, storage, treatment, transportation, manufacture, refinement, handling, production or disposal of Hazardous Materials, and, to the best of Seller's knowledge, except as disclosed to Buyer by Seller in writing, no prior owner, tenant, subtenant, occupant, prior subtenant or prior occupant has used Hazardous Materials on, from or affecting the Property in any manner which violates federal, state or local laws, ordinances, rules, regulations or policies governing the use, storage, treatment, transportation, manufacture, refinement, handling, production or disposal of Hazardous Materials. Seller has not received any notice of any violation of federal, state or local laws, ordinances, rules, regulations or policies governing the use, storage, treatment, transportation, manufacture, handling, production or disposal of Hazardous Materials, and, to the best of Seller's knowledge, except as disclosed to Buyer by Seller in writing, there have been no actions commenced or threatened by any party for noncompliance therewith.

                14.3.4    No Default. Seller is not in default under, and no event has occurred which with the giving of notice or the passage of time, or both, would constitute a default under any contract, transaction, agreement, covenant, condition, restriction, lease, easement, encumbrance or instrument pertaining to the Property.

                14.3.5    No Violation. To the best knowledge of Seller, there is not now, and the closing of the transaction contemplated by this Agreement shall not constitute, any violation of any law, ordinance, rule, regulation or administrative or judicial order affecting the Property.

                14.3.6    No Claims. There is no claim or litigation affecting the Property pending or, to the best of Seller's knowledge, threatened.

                14.3.7    No Condemnation. There are no pending or, to the best knowledge of Seller, any threatened (and unresolved) condemnation proceedings affecting the Property, and, to the best knowledge of Seller, no such proceeding is contemplated by any governmental authority. Seller has received no notice of any such proceedings.

                14.3.8    No Third Party Consents. No consents or waivers or by any third party are necessary to permit the consummation by Seller of the transaction contemplated by this Agreement.

                14.3.9    Existing Leases. Except for the Existing Leases, to the best of Seller's knowledge, there are no leases or other agreements affecting or relating to the right of any party with respect to the possession of the Property or any portion thereof.

                14.3.10  Documents and Materials. To the best knowledge of Seller, the Documents and Materials made available to Buyer all of the Documents and Materials in Seller's possession or in the possession of its agents relating to the Property.

                14.3.11  No Attachments. There are no attachments, executions or assignments for the benefit of creditors, or voluntary or involuntary proceedings in bankruptcy or under any other debtor-relief laws pending or, to the best of Seller's knowledge, threatened against Seller.

ARTICLE 15    BUYER'S REPRESENTATIONS AND WARRANTIES
        15.1    Representations and Warranties in General. The representations and warranties made by Buyer shall be deemed to be restated by Buyer immediately prior to the Close of Escrow. Except as otherwise provided herein, the representations and warranties, as restated, shall survive the Close of Escrow.

        15.2    Representations and Warranties by Buyer. Buyer acknowledges that the execution of this Agreement by Seller is made in material reliance by Seller on each and every one of the representations and warranties made by Buyer. Buyer hereby represents and warrants to Seller that:

                15.2.1    Authority. Buyer has the right, power and authority to enter into this Agreement and to perform its obligations hereunder, and the person(s) executing this Agreement on behalf of Buyer have the right, power and authority to do so. This Agreement constitutes the legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms. This Agreement does not violate any provision of any other agreement or document to which Buyer is a party or to which Buyer is bound.

                15.2.2    Feasibility Period. Buyer has been afforded a reasonable period of time to perform such due diligence as Buyer believes is reasonably necessary to make the decision to consummate the transactions described in this Agreement.

                15.2.3    Reliance on Own Investigation. Except for express representations and warranties made by Seller in this Agreement, Buyer is relying and shall rely solely upon its own investigation and inspection of the Property and the improvements thereon and upon the aid and advice of Buyer's independent expert(s) in purchasing the Property, and shall take title to the Property without any warranty, express or implied, by Seller or any employee or agent of Seller.

                15.2.4    No Attachments. There are no attachments, executions or assignments for the benefit of creditors, or voluntary or involuntary proceedings in bankruptcy or under any other debtor-relief laws pending or, to the best of Buyer's knowledge, threatened against Buyer.

ARTICLE 16    DISCOVERY OF INACCURACY IN WARRANTIES AND REPRESENTATIONS
        16.1    Notice. If, after the date of this Agreement and prior to the Close of Escrow, either party discovers any inaccuracy in any representation or warranty under this Agreement, whether made by that party, the discovering party shall promptly notify the other party in a written notice: setting forth the particular representation or warranty which is inaccurate, and the nature of the inaccuracy discovered.

        16.2    Right to Terminate. If the inaccuracy is material, then the party (the "Benefited Party") shall have the option to terminate this Agreement within ten (10) calendar days of learning of such inaccuracy by giving notice to the other party (the "Representing Party"). The Representing Party shall either: (i) agree to cure the misrepresentation before Close of Escrow; or (ii) refuse to do so, within five (5) calendar days after delivery of the original notice to the Benefited Party. If the Representing Party agrees to cure the misrepresentation, then this Agreement shall continue in full force and effect. If the Representing Party refuses to do so or fails to respond, then this Agreement shall terminate at the election of the Benefited Party which election shall be made in writing and delivered to the Representing Party within twenty (20) days after delivery of the original notice. Failure of the Benefited Party to terminate this Agreement within such twenty (20) day period shall be deemed a waiver of the right to terminate. Except in the case of an intentional misrepresentation, the Benefited Party's sole remedy shall be to terminate this Agreement, and if the Benefited Party does terminate this Agreement, the Option Consideration with interest shall be returned to Buyer and the parties shall have no further obligation to each other. In the case of an intentional misrepresentation, the Benefited Party shall have the foregoing described remedy and any other remedy available at law and in equity including the right to proceed in accordance with the terms of this Agreement and, in addition, seek any damages incurred due to such intentional misrepresentation.

ARTICLE 17    INDEMNITY; EXCULPATION
        17.1    Buyer's Indemnity. Buyer hereby agrees to indemnify, defend and hold Seller, its successors and assigns, partners, shareholders, officers, directors and/or employees (collectively, "Seller Indemnified Parties"), harmless from and against any and all obligations, liabilities, claims, liens, encumbrances, losses, damages, costs and expenses, including, without limitation, attorneys' fees, whether direct, contingent or consequential (collectively, "Claims"), incurred or suffered by, or asserted or awarded against any one or more of the Seller Indemnified Parties relating to or arising from any one or more of the following: (i) the activities of Buyer, its agents, employees or contractors on the Property subsequent to its purchase by Buyer; (ii) any breach of any covenant, representation or warranty of Buyer contained in this Agreement; or (iii) the violation by Buyer, its agents, employees or contractors of any federal, state or local law, ordinance or regulation, occurring or allegedly occurring with respect to the Property during Buyer's ownership subsequent to the Close of Escrow.

        17.2    Seller's Indemnity. Seller hereby agrees to indemnify, defend and hold Buyer, its successors and assigns, partners, shareholders, officers, directors and/or employees (collectively, "Buyer Indemnified Parties") harmless from and against any and all Claims incurred or suffered by, or asserted or awarded against any one or more of the Buyer Indemnified Parties relating to or arising from any one or more of the following: (i) any breach of any covenant, representation or warranty of Seller contained in this Agreement; or (ii) the violation of any federal, state or local law, ordinance or regulation, occurring or allegedly occurring with respect to the Property during Seller's ownership prior to the Close of Escrow.

        17.3    Exculpation. Notwithstanding anything to the contrary contained herein, no member of Seller, nor any direct or indirect partner, shareholder, manager officer, director, trustee or employee in or of any of them (each, a "Seller Nonrecourse Party," collectively, the "Seller Nonrecourse Parties"), shall be personally liable in any manner or to any extent under or in connection with this Agreement, and neither Buyer nor any successor, assignee, partner, officer, director or employee of Buyer shall have any recourse to any assets of a Seller Nonrecourse Party other than such party's interest in Seller to satisfy any liability, judgment or claim that may be obtained or made against any such Seller Nonrecourse Party under this Agreement or in conjunction with the Property. The limitation of liability provided in this subsection is in addition to, and not in limitation of, any limitation on liability applicable to a Seller Nonrecourse Party provided by law or by this Agreement or any other contract, agreement or instrument. Buyer agrees that it shall look solely to the assets of Seller for the enforcement of any claims arising hereunder or related hereto. The terms of this subsection are a material consideration and inducement to Seller to enter into this Agreement, and but for the inclusion of such provision in this Agreement, Seller would not enter into this Agreement.

        17.4    RELEASE. EXCEPT AS OTHERWISE PROVIDED IN THIS SECTION 17.4, BUYER, ON ITS OWN BEHALF AND ON BEHALF OF THE BUYER INDEMNIFIED PARTIES, DOES HEREBY FULLY AND FOREVER WAIVE, RELEASE AND DISCHARGE SELLER AND THE SELLER INDEMNIFIED PARTIES FROM ANY AND ALL CLAIMS OF ANY NATURE OR SORT, KNOWN OR UNKNOWN, PAST, PRESENT AND FUTURE, WHICH BUYER MAY HAVE WHICH ARISE OUT OF OR RELATE IN ANY WAY TO ANY LIABILITY OR RESPONSIBILITY FOR THE PROPERTY, INCLUDING, WITHOUT LIMITATION, ANY INVESTIGATION, CLEAN-UP OR REMEDIATION OF ANY TOXIC OR HAZARDOUS MATERIALS, ON, IN, UNDER OR ABOUT THE PROPERTY. THIS RELEASE SHALL NOT APPLY TO ANY CLAIMS TO THE EXTENT: (I) THE SAME WAS CAUSED BY SELLER, OR ITS EMPLOYEES, AGENTS OR CONTRACTORS; (II) THAT SELLER HAS BREACHED ITS REPRESENTATIONS AND WARRANTIES OR COVENANTS IN THIS AGREEMENT; OR (III) SELLER HAS OTHERWISE AGREED IN THIS AGREEMENT AND THE EXHIBITS ATTACHED HERETO. BUYER AGREES THAT THIS RELEASE IS FULLY EFFECTIVE REGARDLESS OF ANY PRESENT LACK OF KNOWLEDGE ON THE PART OF ANY PARTY AS TO ANY POSSIBLE CLAIM OR ANY FACTS OR CIRCUMSTANCES PERTAINING TO THIS MATTER. BUYER EXPRESSLY WAIVES THE BENEFITS AND PROVISIONS OF SECTION 1542 OF THE CIVIL CODE OF THE STATE OF CALIFORNIA, AND ANY SIMILAR LAW OF ANY STATE OR TERRITORY OF THE UNITED STATES OR OTHER JURISDICTION. CIVIL CODE SECTION 1542 PROVIDES AS FOLLOWS:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.
            /s/
Signature of Buyer

ARTICLE 18    TERMINATION OF AGREEMENT
        18.1    Termination Prior to Expiration of Contingency Period. If Buyer fails to effectuate the Preliminary Closing for any reason, then this Agreement shall be terminated and neither Seller nor Buyer shall have any further rights or duties hereunder except for the following which are herein referred to as the "Continuing Duties":

                (i)    Buyer's indemnity obligations under Section 17;

                (ii)    Buyer shall return all Documents and Materials received and other things received from Seller;

                (iii)    Seller and Buyer shall execute and record, if necessary, any and all documents reasonably required to terminate the Option;

                (iv)    Seller and Title Company shall return to Buyer any monies deposited by Buyer; and

                (v)    All escrow cancellation fees shall be paid equally by Seller and Buyer.

        18.2    Liquidated Damages. IF, AFTER BUYER'S EXERCISE OF THE OPTION, BUYER COMMITS A MATERIAL DEFAULT UNDER THIS AGREEMENT AND THE CLOSE OF ESCROW FAILS TO OCCUR BY REASON OF SUCH DEFAULT, THEN IN ANY SUCH EVENT, ESCROW HOLDER MAY BE INSTRUCTED BY SELLER TO CANCEL THE ESCROW, AND SELLER SHALL THEREUPON BE RELEASED FROM ITS OBLIGATIONS HEREUNDER. BASED UPON THE CIRCUMSTANCES NOW EXISTING, KNOWN AND UNKNOWN, IT WOULD BE IMPRACTICAL OR EXTREMELY DIFFICULT TO ESTABLISH SELLER'S DAMAGES BY REASON OF BUYER'S DEFAULT. ACCORDINGLY, IN ADDITION TO SELLER'S RIGHT TO THE OPTION CONSIDERATION PURSUANT TO SECTION 1.9(iii) ABOVE, SELLER SHALL RETAIN THE OPTION CONSIDERATION AS LIQUIDATED DAMAGES AND RECEIVE THE BENEFIT OF THE OTHER ITEMS DEFINED IN THIS SECTION 18.2. IF THE ESCROW AND THIS AGREEMENT ARE TERMINATED AS SET FORTH IN THIS SECTION, THE LEASE AND THE DEVELOPMENT MANAGEMENT AGREEMENT SHALL REMAIN IN FULL FORCE AND EFFECT AND BUYER SHALL STILL BE OBLIGATED UNDER THE TERMS OF THE LEASE AND THE DEVELOPMENT MANAGEMENT AGREEMENT. SELLER AND BUYER ACKNOWLEDGE THAT THE APPLICABLE FOREGOING AMOUNT OF LIQUIDATED DAMAGES IS REASONABLE AS LIQUIDATED DAMAGES AND SHALL BE SELLER'S SOLE AND EXCLUSIVE REMEDY IN LIEU OF ANY OTHER RELIEF, RIGHT OR REMEDY, AT LAW OR IN EQUITY, TO WHICH SELLER MIGHT OTHERWISE BE ENTITLED BY REASON OF BUYER'S DEFAULT. NOTWITHSTANDING THE FOREGOING, THE PROVISIONS OF SECTIONS 18.1(i), (ii), (iii), (iv) (WITH RESPECT TO ANY FUNDS OF BUYER HELD BY ESCROW HOLDER IN EXCESS OF THE OPTION CONSIDERATION) AND (v) SHALL APPLY. WITHOUT LIMITING THE FOREGOING PROVISIONS OF THIS PARAGRAPH, SELLER WAIVES ANY AND ALL RIGHTS WHICH SELLER OTHERWISE WOULD HAVE HAD UNDER CALIFORNIA CIVIL CODE SECTION 3389 TO SPECIFICALLY ENFORCE THIS AGREEMENT. SELLER AND BUYER ACKNOWLEDGE THAT THEY HAVE READ AND UNDERSTAND THE PROVISIONS OF THIS SECTION 18.2 AND BY THEIR INITIALS IMMEDIATELY BELOW AGREE TO BE BOUND BY ITS TERMS.

                Seller's Initials:       /s/                                  Buyer's Initials:       /s/
        18.3    Default by Seller. If the Preliminary Closing fails to close as a result of default by Seller, then Buyer's exclusive remedies shall be (i) to terminate this Agreement in which event the Option Consideration shall be returned to Buyer and neither Seller nor Buyer shall have any further rights or duties hereunder except for the Continuing Duties or (ii) to seek to cause Seller to specifically perform its obligations hereunder. If Escrow fails to close as a result of default by Seller, then Buyer's exclusive remedies shall be (i) to terminate this Agreement in which event the Option Consideration shall be returned to Buyer and neither Buyer nor Seller shall have any further rights or duties hereunder or (ii) Buyer may seek to cause Seller to specifically perform its obligations hereunder.

ARTICLE 19    DAMAGE OR CONDEMNATION BEFORE CLOSING
        Seller shall promptly notify Buyer of any casualty to the Property or any condemnation proceeding commenced before the Close of Escrow. In any such event, the rights and obligations of Seller and Buyer under this Option Agreement shall be as set forth in Section 10.3 of the Lease and in Article XI of the Lease (which provisions are incorporated herein by this reference and which references to the Lease shall be deemed to refer to this Agreement). If Buyer elects to terminate this Agreement if so permitted under such provisions, in addition to any other sums due Buyer by Seller, Buyer shall also be entitled to the return of the Option Consideration, and Escrow Holder shall promptly return such funds to Buyer upon receipt of such termination notice.

ARTICLE 20    NOTICES
        Any notice, demand, consent, approval, request or other communication, required or permitted to be given hereunder, shall be in writing and shall be deemed to have been delivered (i) on the day personally delivered, (ii) upon receipt if sent by overnight courier, (iii) on the second business day following its mailing by registered or certified mail (return receipt requested), postage prepaid, by deposit in the United States mail, or (iv) on the day received (if received by 5:00 p.m. local time on a business day [i.e., any day other than a Saturday or Sunday or California state or federal holiday] and if not so received then on the next business day) if sent by facsimile and then only if also sent to the recipient within forty-eight (48) hours pursuant to subparts (i), (ii) or (iii) of this Section 20, to the parties at the addresses set forth below:

         if to Buyer:                                    Ace Hardware Corporation
                                                            2200 Kensington Court
                                                            Oak Brook, IL 60253
                                                            Attn: Rich Sauck, Corporate Property Manager
                                                            Facsimile: (630) 571-2186

                                                            - and -

                                                            Ace Hardware Corporation
                                                            2200 Kensington Court
                                                            Oak Brook, IL 60253
                                                            Attn: General Counsel
                                                            Facsimile: (630) 990-6856

        with a copy to:                              McDermott, Will & Emery
                                                            18191 Von Karman Avenue, Suite 500
                                                            Irvine, CA 92612
                                                            Attn: Thomas K. Brown, Esq.
                                                            Facsimile: (949) 851-9348

        if to Seller:                                    Reynen & Bardis (KMS Placer), L.P.
                                                            7401 Galilee Road, Suite 100
                                                            Roseville, CA 95678
                                                            Attn: Tom Manz or Steve Pease
                                                            Facsimile: (916) 773-5090

        with a copy to:                              Wagner, Kirkman, Blaine & Youmans
                                                            1792 Tribute Road, Suite 450
                                                            Sacramento, CA 95815
                                                            Attn: Belan Kirk Wagner, Esq.
                                                            Facsimile: (916) 920-8608

        Either party may, by notice given as aforesaid, designate a different address or addresses for notices to be given to it. Notice of change of address shall be given by written notice in the manner detailed in this Section 20. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to constitute receipt of the notice, demand, request or communication sent.

ARTICLE 21    BROKERS
        Upon the Close of Escrow, Seller shall pay a real estate brokerage commission of Three Hundred Thousand Dollars ($300,000) to Todd Sanfilippo and CB Richard Ellis and a real estate brokerage commission of Five Hundred Thousand Dollars ($500,000) to David L. Leatherby, Jr. and Colliers International (collectively, "Brokers") with respect to this transaction in accordance with Seller's separate agreement with such Brokers. Seller shall indemnify and hold Buyer free and harmless from such commission obligation. If any additional claims for brokers' or finders' fees for the consummation of this Agreement arise, then Buyer shall indemnify, save harmless and defend Seller from and against such claims if they shall be based upon any statement or representation or agreement by Buyer, and Seller shall indemnify, save harmless and defend Buyer if such claims shall be based upon any statement, representation or agreement made by Seller. Buyer and Seller acknowledge their understanding that David Lind of CB Richard Ellis Chicago is sharing in the commission payable to David L. Leatherby Jr. and Colliers International pursuant to a separate agreement between to CB Richard Ellis Chicago and Colliers International. Neither Seller nor Buyer shall have any responsibility with respect to such separate agreement between CB Richard Ellis Chicago and Colliers International. Buyer acknowledges that some of the members and/or principals of Seller are licensed real estate brokers.

ARTICLE 22    LEGAL FEES
        In the event of the bringing of any action or suit by a party hereto against another party hereunder by reason of any breach of any of the covenants or agreements or any inaccuracies in any of the representations and warranties on the part of the other party arising out of this Agreement, then in that event, the prevailing party in such action or dispute, whether by final judgment or out of court settlement, shall be entitled to have and recover of and from the other party all costs and expenses of suit, including actual attorneys' fees.

ARTICLE 23    ASSIGNMENT
        Neither Seller nor Buyer may assign, transfer or convey its rights or obligations under this Agreement without the prior written consent of the other, which consent may be granted or withheld in the other's sole discretion. No assignment shall release the assigning party from any liability under this Agreement.

ARTICLE 24    INFORMATION REPORT
        Seller and Buyer shall cooperate with Escrow Holder and with each other in completing the report (the "Information Report") and/or other information required to be delivered to the Internal Revenue Service pursuant to Internal Revenue Code Section 6045(e) regarding the real estate sales transaction contemplated by this Agreement, including, without limitation, Internal Revenue Service Form 1099-B, as such may be hereinafter modified or amended by the Internal Revenue Service, or as may be required pursuant to any regulations now or hereinafter promulgated by the Treasury Department with respect thereto. Seller and Buyer, their respective employees and attorneys, and Escrow Holder and its employees, may disclose to the Internal Revenue Service, whether pursuant to the Information Report or otherwise, any information regarding this Agreement or the transactions contemplated herein as such party reasonably deems to be required to be disclosed to the Internal Revenue Service by such party pursuant to Internal Revenue Code Section 6045(e). Neither Seller nor Buyer shall seek to hold the other party liable for the disclosure to the Internal Revenue Service of any such information.

ARTICLE 25    MISCELLANEOUS
        25.1    Survival of Covenants. Except as otherwise limited by the provisions of this Agreement, the covenants, representations and warranties of both Buyer and Seller set forth in this Agreement shall survive the recordation of the Grant Deed and the Close of Escrow.

        25.2    Further Assurances. Buyer and Seller shall execute such instruments and documents and to undertake diligently such actions as may be required in order to consummate the purchase and sale herein contemplated and shall use their best efforts to accomplish the Close of Escrow in accordance with the provisions hereof.

        25.3    Time of Essence. Time is of the essence of each and every term, condition, obligation and provision hereof.

        25.4    Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which, together, shall constitute one and the same instrument.

        25.5    Captions; Recitals. Any captions to, or headings of, the sections or subsections of this Agreement are solely for the convenience of the parties hereto, are not a part of this Agreement, and shall not be used for the interpretation or determination of the validity of this Agreement or any provision hereof. All Recitals set forth above are hereby incorporated in the terms and conditions of this Agreement.

        25.6    No Obligations to Third Parties. Except as to the Escrow Holder as otherwise expressly provided herein, the execution and delivery of this Agreement shall not be deemed to confer any rights upon, nor obligate any of the parties thereto, any person or entity (including without limitation the Brokers) other than the parties hereto.

        25.7    Exhibits. The exhibits attached hereto are hereby incorporated herein by this reference.

        25.8    Amendment of this Agreement. The terms of this Agreement may not be modified or amended except by an instrument in writing executed by each of the parties hereto.

        25.9    Waiver. The waiver or failure to enforce any provision of this Agreement shall not operate as a waiver of any future breach of any such provision or any other provision hereof.

        25.10  Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

        25.11  Fees and Other Expenses. Except as otherwise provided herein, each of the parties shall pay its own fees and expenses in connection with this Agreement.

        25.12  Entire Agreement. This Agreement supersedes any prior agreements, negotiations and communications, oral or written, and contains the entire agreement between Buyer and Seller as to the subject matter hereof. No subsequent agreement, representation, or promise made by either party hereto, or by or to an employee, officer, agent or representative of either party shall be of any effect unless it is in writing and executed by the party to be bound thereby.

        25.13  Successors and Assigns. Subject to the terms of Section 23 above, this Agreement shall be binding upon and shall inure to the benefit of the successors and assigns of the parties hereto.

        25.14  Time Period Computation. All periods of time referred to in this Agreement shall include all Saturdays, Sundays and California state or national holidays; provided that if the last date to perform any act or give any notice with respect to this Agreement shall fall on a Saturday, Sunday or California state or national holiday, such act or notice shall be timely performed or given on the next succeeding day which is not a Saturday, Sunday or California state or national holiday.

        25.15  Cooperation in Drafting. Both Seller and Buyer have cooperated in the drafting and preparation of this Agreement. Therefore, in any construction to be made of this Agreement, such construction shall not be construed against any party.

        25.16  Severability. If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid or unenforceable, the remainder of this Agreement shall nonetheless remain in full force and effect.

        25.17  WAIVER OF JURY TRIAL. BUYER AND SELLER HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY ACTION, CLAIM, OR LAWSUIT FILED IN CONNECTION WITH THIS AGREEMENT.

        25.18  No Merger. All warranties, representations, covenants and other obligations contained in this Agreement shall survive recordation and delivery of the Grant Deed.

        25.19  Possession. Subject to the Existing Leases, possession of the Property shall be transferred to Buyer at the Close of Escrow.

 ARTICLE 26    RETURN OF DOCUMENTS AND FUNDS UPON TERMINATION

        26.1    Return of Seller's Funds and Documents. Except as otherwise expressly provided herein, if the Escrow is terminated for any reason (other than the default of Seller), within fifteen (15) calendar days after such termination, (i) Buyer shall deliver to Seller all funds, documents and materials, if any, previously delivered to Buyer by Seller, and (ii) Escrow Holder shall deliver to Seller all funds, documents and materials deposited by Seller and then in Escrow Holder's possession.

        26.2    Return of Buyer's Funds and Documents. Except as otherwise expressly provided herein, if the Escrow is terminated for any reason (other than the default of Buyer), within fifteen (15) calendar days after such termination, (i) Seller shall deliver to Buyer all funds, documents and materials, if any, previously delivered by Buyer to Seller, and shall pay to Buyer such other amounts, if any, as may required by the terms of this Agreement, and (ii) Escrow Holder shall deliver to Buyer all funds, documents and materials deposited by Buyer and then in Escrow Holder's possession.

        26.3    No Effect on Rights of Parties. The return of documents as set forth above shall not affect the right of either party to seek such legal or equitable remedies as such party may have with respect to the enforcement of this Agreement.

        26.4    Payment of Termination Fee. Escrow Holder may condition its deliveries hereinabove provided upon payment by the party requesting delivery of a termination fee. Notwithstanding the foregoing, any termination fee shall be paid (or reimbursed) by the defaulting party, or paid one-half (2) by each party if neither party is then in default.

ARTICLE 27    EXCHANGE
        Buyer acknowledges that Seller may desire to engage in a tax-deferred exchange ("Exchange") pursuant to Section 1031 of the Internal Revenue Code. To effect this Exchange, and notwithstanding anything to the contrary in this Agreement, Seller may assign its rights in, and delegate its duties under, this Agreement, as well as transfer the Property, to any exchange accommodator which Seller shall determine. As an accommodation to Seller, Buyer agrees to cooperate with Buyer in connection with the Exchange, including the execution of documents therefor, provided the following terms and conditions are satisfied:

                (i)    There shall be no liability to Buyer and Buyer shall have no obligation to take title to any property in connection with the Exchange;

                (ii)    Buyer shall in no way be obligated to pay any escrow costs, brokerage commissions, title charges, survey costs, recording costs or other charges incurred with respect to any exchange property and/or the Exchange, and Seller shall reimburse Buyer for any professional fees, including actual attorneys' fees, which Buyer may incur with respect thereto;

                (iii)    If, for any reason, the Close of Escrow does not occur, Buyer shall have no responsibility or liability to any third party involved in the exchange transaction;

                (iv)    Buyer will not be required to make any representations or warranties nor assume any obligations, nor spend any sum or incur any personal liability whatsoever in connection with the Exchange;

                (v)    Any such exchange transaction shall not delay the Close of Escrow; and

                (vi)    Any sums due Buyer in the event the Close of Escrow does not occur by reason of a Seller default or a failure of a condition for Buyer's benefit, including return of the Option Consideration, shall be the obligation of Seller notwithstanding any delegation of duties hereunder to an exchange accommodator, and Seller shall remain personally liable therefor.
ARTICLE 28    GENERAL REFERENCE FOR DISPUTE RESOLUTION
        ANY CONTROVERSY, CLAIM, ACTION OR DISPUTE ARISING OUT OF OR RELATING TO THIS AGREEMENT SHALL BE HEARD BY A REFERENCE PURSUANT TO THE PROVISIONS OF CALIFORNIA CODE OF CIVIL PROCEDURE SECTIONS 638 THROUGH 645.1, INCLUSIVE, ACCORDING TO THE FOLLOWING PROCEDURES:

                (i)    THE PARTIES SHALL AGREE UPON A SINGLE REFEREE WHO SHALL THEN TRY ALL ISSUES, WHETHER OF FACT OR LAW, AND REPORT A FINDING AND JUDGMENT THEREON. IF THE PARTIES ARE UNABLE TO AGREE UPON A REFEREE WITHIN TEN (10) DAYS OF A WRITTEN REQUEST TO DO SO BY ANY PARTY, THEN ANY PARTY MAY THEREAFTER SEEK TO HAVE A REFEREE APPOINTED PURSUANT TO CALIFORNIA CODE OF CIVIL PROCEDURE SECTIONS 638 AND 640;

                (ii)    THE PARTIES AGREE THAT THE REFEREE SHALL HAVE THE POWER TO DECIDE ALL ISSUES OF FACT AND LAW AND REPORT HIS/HER DECISION THEREON, AND TO ISSUE ALL LEGAL AND EQUITABLE RELIEF APPROPRIATE UNDER THE CIRCUMSTANCES OF THE CONTROVERSY BEFORE HIM/HER; PROVIDED, HOWEVER, THAT TO THE EXTENT THE REFEREE IS UNABLE TO ISSUE AND/OR ENFORCE ANY SUCH LEGAL AND EQUITABLE RELIEF, EITHER PARTY MAY PETITION THE COURT TO ISSUE AND/OR ENFORCE SUCH RELIEF ON THE BASIS OF THE REFEREE'S DECISION;

                (iii)    THE CALIFORNIA EVIDENCE CODE RULES OF EVIDENCE AND PROCEDURE RELATING TO THE CONDUCT OF THE HEARING, EXAMINATION OF WITNESSES AND PRESENTATION OF EVIDENCE SHALL APPLY;

                (iv)    ANY PARTY DESIRING A STENOGRAPHIC RECORD OF THE HEARING MAY SECURE A COURT REPORTER TO ATTEND THE HEARING; PROVIDED, THE REQUESTING PARTY NOTIFIES THE OTHER PARTIES OF THE REQUEST AND PAYS FOR THE COSTS INCURRED BY THE COURT REPORTER;

                (v)    THE REFEREE SHALL ISSUE A WRITTEN STATEMENT OF DECISION WHICH SHALL BE REPORTED TO THE COURT IN ACCORDANCE WITH CALIFORNIA CODE OF CIVIL PROCEDURE SECTION 643 AND MAILED PROMPTLY TO THE PARTIES;

                (vi)    JUDGMENT MAY BE ENTERED ON THE DECISION OF THE REFEREE IN ACCORDANCE WITH CALIFORNIA CODE OF CIVIL PROCEDURE SECTION 644, AND THE DECISION MAY BE EXCEPTED TO, CHALLENGED AND APPEALED ACCORDING TO LAW;

                (vii)    THE PARTIES SHALL PROMPTLY AND DILIGENTLY COOPERATE WITH ONE ANOTHER AND THE REFEREE, AND SHALL PERFORM SUCH ACTS AS MAY BE NECESSARY TO OBTAIN A PROMPT AND EXPEDITIOUS RESOLUTION OF THE DISPUTE OR CONTROVERSY IN ACCORDANCE WITH THE TERMS HEREOF; AND

                (viii)    THE COST OF SUCH PROCEEDING, INCLUDING BUT NOT LIMITED TO THE REFEREE'S FEES, SHALL INITIALLY BE BORNE EQUALLY BY THE PARTIES TO THE DISPUTE OR CONTROVERSY. HOWEVER, THE PREVAILING PARTY IN SUCH PROCEEDING SHALL BE ENTITLED, IN ADDITION TO ALL OTHER COSTS, TO RECOVER ITS CONTRIBUTION FOR THE COST OF THE REFERENCE AND ITS REASONABLE ATTORNEYS' FEES AS ITEMS OF RECOVERABLE COSTS.

          /s/                                                         /s/
Buyer's Initials                                       Seller's Initials

This Agreement is executed and effective as of the day and year first above written.

BUYER:

ACE HARDWARE CORPORATION,
a Delaware corporation

By:       /s/
 David F. Hodnik
Its: President/Chief Executive Officer

SELLER:

REYNEN & BARDIS (KMS PLACER), L.P.,
a California limited partnership

By:R&B HOMES, LLC
A California Limited Liability Company
Its: General Partner

By:       /s/
JOHN D. REYNEN
Its: Managing Member

By:       /s/
CHRISTO D. BARDIS
Its: Managing Member

CONSENT OF ESCROW HOLDER

            Placer Title Company hereby acknowledges that on January 13, 2003, it received a fully executed counterpart of the foregoing Option Agreement and Joint Escrow Instructions and the Option Consideration and that the Escrow was opened on such date. Escrow Holder agrees to act as Escrow Holder thereunder and to be bound by and perform the terms thereof as such terms apply to Escrow Holder.

PLACER TITLE COMPANY

By:       /s/
Its: Commercial Escrow Officer

 EXHIBIT A

 "AS IS" CERTIFICATE

         Ace Hardware Corporation, a Delaware corporation ("Buyer"), and Reynen & Bardis (KMS Placer),
L.P., a California limited partnership ("Seller"), have entered into this "As Is" Certificate ("Certificate") as of the latest date set forth after the signatures below with respect to the following facts:

        A.    Buyer and Seller entered into that certain "Option Agreement" dated for reference purposes January 13,
2003 ("Option Agreement") with regard to the Property as defined therein.

        B.    As additional consideration to Seller, Buyer has agreed to purchase the Property in its present condition "AS-IS, WHERE IS, WITH ALL FAULTS" on the terms and conditions set forth in the Option Agreement.

NOW, THEREFORE, Buyer and Seller agree as follows:

1.   Terms. All capitalized terms shall have the meanings set forth in the Option Agreement.

2.   Inspection. Buyer acknowledges that, prior to Close of Escrow, it or its agents or contractors shall have thoroughly inspected the Property and observed the physical characteristics and condition of the Property and otherwise investigated that the status of the Property, including without limitation, the matters set forth below.

3.    Acknowledgements by Buyer. Buyer further acknowledges that, except as may be specifically set forth in the Option Agreement, neither Seller nor any of Seller's employees, agents, brokers or representatives have made any representations, warranties or agreements by or on behalf of Seller as to any matters concerning the Property upon which Buyer has relied, including, without limitation, (i) the habitability, merchantability, or fitness, suitability, value or adequacy of the Property for any particular use; (ii) the compliance of the Property or operations on the Property with any applicable codes, laws, statutes, ordinances, regulations, rules, covenants, conditions or restrictions of any governmental or quasi-governmental entity or of any other person or entity; (iii) the suitability of the topography; (iv) the availability of water rights or utilities; (v) the present and future zoning, subdivision and any and all other land use matters; (vi) the condition of the soil, subsoil, or groundwater (including, without limitation, the presence or absence of Hazardous Substances, materials or wastes therein, thereon or on adjacent or neighboring properties); (vii) the purpose(s) to which the Property is suited; (viii) drainage or flooding; (ix) access to public roads or proposed routes of roads or extensions thereof; (x) the quality, nature, adequacy and physical condition of the Property and any improvements located thereon, including, without limitation, the structural elements, foundation, roof, appurtenances, electrical, mechanical, plumbing, sewage and utility systems, facilities and appliances; and (xi) the condition of title to the Property; (xii) the leases, service contracts, and other agreements affecting the Property.

4.    As Is, Where Is, With All Faults. Buyer acknowledges and agrees that the Property is to be purchased, conveyed and accepted by Buyer in its present condition, "AS IS, WHERE IS, WITH ALL FAULTS" and that no present or latent defect in the condition of the Property whether or not known or discovered, shall give rise to any claim or cause of action against Seller.  Any documents furnished to Buyer by Seller relating to the Property including, without limitation, maps, surveys, studies, pro formas, reports and other information shall be deemed furnished as a courtesy to Buyer but without warranty from Seller except as may be specifically set forth in this Agreement.

5.    Buyer's Knowledge and Investigation. Except as provided in the Option Agreement, Buyer has investigated and has knowledge of operative or proposed governmental laws and regulations including land use laws and regulations to which the Property may be subject and shall acquire the Property upon the basis of its review and determination of the applicability and effect of such laws and regulations.  Buyer has neither received nor relied upon any representations concerning such laws and regulations from Seller, Seller's employees, agents or any other person acting on or in behalf of Seller.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the latest date set forth next to the signatures below.
                                                                                   "Ace"
Dated:                                                                         ACE HARDWARE CORPORATION,
                                                                                   a Delaware Corporation

By: __________________________________
Name:________________________________
Its:___________________________________

Dated:  ________________                                         "Seller"
                                                                                      REYNEN & BARDIS (KMS PLACER), L.P.,
                                                                                     a California limited partnership
 By: __________________________________
Name:________________________________
Its:___________________________________

By: __________________________________
Name:________________________________
Its:___________________________________
EXHIBIT B

MEMORANDUM OF OPTION

[Attached]

RECORDING REQUESTED BY
AND WHEN RECORDED MAIL TO:

McDermott, Will & Emery
18191 Von Karman Avenue, Suite 500
Irvine, CA 92612-0187
Attn: Thomas K. Brown, Esq.

(SPACE ABOVE THIS LINE FOR RECORDER'S USE ONLY.)

MEMORANDUM OF OPTION
        This Memorandum of Option ("Memorandum") is dated for reference purposes only January ____, 2002 and is made between Reynen & Bardis (KMS Placer), L.P., a California limited partnership ("Seller"), and Ace Hardware Corporation, a Delaware corporation ("Buyer"), who agree as follows:

1.        Seller hereby grants to Buyer an option to purchase the real property described in Exhibit "A" attached hereto and incorporated herein (the "Property"), which option may be exercised by Buyer by written notice to Seller commencing on the date hereof but no later than August 29, 2003, on the terms and conditions set forth in the Option Agreement and Joint Escrow Instructions ("Option Agreement"), between the parties, which Option Agreement is dated of even date herewith and which provisions are incorporated into this Memorandum by this reference.

2.        This Memorandum of Option is prepared for the purposes of recordation and in no way modifies or otherwise affects the terms, conditions and provisions of the Option Agreement. If any inconsistency exists between this Memorandum and the Option Agreement, the terms, covenants and conditions of the Option Agreement shall prevail and control.

3.        If the option granted hereby is not exercised by the date set forth in Paragraph 1 above, the option as set forth therein shall be of no further force or effect.

[SIGNATURES ON THE ATTACHED SIGNATURE PAGE]

Signature Page to Memorandum of Option

                    BUYER:
                    ACE HARDWARE CORPORATION,
                    a Delaware corporation

                    By:
                    Print Name:
                    Print Title:

                    SELLER:
                    Reynen & Bardis (KMS Placer), L.P.,
                    a California limited partnership

                    By:
                    Print Name:
                    Print Title:
                    By:
                    Print Name:
                    Print Title:
EXHIBIT "A" TO MEMORANDUM OF OPTION

Legal Description of Property

[ATTACHED]

STATE OF CALIFORNIA                )
                                                           ) ss
COUNTY OF _______________     )

On ______________, 2003, before me, _______________________________, a Notary Public in and for said State, personally appeared _______________________________, personally known to me (or proved to me on the basis of satisfactory evidence) to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the persons acted, executed the instrument.

WITNESS my hand and official seal.

___________________________________

Signature

STATE OF CALIFORNIA                )
                                                           ) ss
COUNTY OF _______________     )

On ______________, 2003, before me, _______________________________, a Notary Public in and for said State, personally appeared _______________________________, personally known to me (or proved to me on the basis of satisfactory evidence) to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the persons acted, executed the instrument.

WITNESS my hand and official seal.

___________________________________

Signature

STATE OF CALIFORNIA                )
                                                           ) ss
COUNTY OF _______________     )

On ______________, 2003, before me, _______________________________, a Notary Public in and for said State, personally appeared _______________________________, personally known to me (or proved to me on the basis of satisfactory evidence) to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the persons acted, executed the instrument.

WITNESS my hand and official seal.

___________________________________

Signature

EXHIBIT C

MEMORANDUM OF LEASE

[Attached]

FORM OF MEMORANDUM OF LEASE

RECORDING REQUESTED BY
AND WHEN RECORDED MAIL TO:

McDermott, Will & Emery
18191 Von Karman Avenue, Suite 500
Newport Beach, California 92612
Attn: Thomas K. Brown, Esq.

(SPACE ABOVE THIS LINE FOR RECORDER'S USE ONLY)

 MEMORANDUM OF LEASE
        This Memorandum of Lease ("Memorandum") is made as of January ___, 2003 between Reynen & Bardis (KMS Placer), L.P., a California limited partnership ("Landlord"), and Ace Hardware Corporation, a Delaware corporation ("Tenant"), who agree as follows:

1.        Landlord hereby leases to Tenant and Tenant hereby hires from Landlord that certain real property located at 3301 Industrial Avenue, situated in the County of Placer, State of California, as more particularly described in Exhibit A attached hereto, (ii) together with two (2) buildings located thereon, containing approximately 619,688 square feet of space and 8,000 square feet of space, respectively, associated parking areas and other improvements located thereon, for a term of twenty (20) years commencing on January 15, 2003 and expiring on January 14, 2023, unless sooner terminated or extended, on the terms, conditions and provisions of the Lease. Such terms, conditions and provisions of the Lease are incorporated into this Memorandum by this reference.

2.        Landlord hereby acknowledges its duty to cooperate fully with Tenant's (i) construction at the Property and (ii) efforts with respect to easements, dedications and Governmental Approvals (as defined in the Lease). In furtherance of such duty, Landlord designates Thomas Manz as its agent with authority to bind Landlord and execute any and all documents required of Landlord pursuant to the Lease.

3.        This Memorandum is prepared for the purposes of recordation and in no way modifies or otherwise affects the terms, conditions and provisions of the Lease.

4.        This Memorandum may be executed in counterparts, which when taken together shall constitute one and the same instrument.

 LANDLORD:                                                TENANT:

 REYNEN & BARDIS (KMS PLACER),        ACE HARDWARE CORPORATION,
L.P., a California limited partnership                  a Delaware corporation

By:                                                                    By:
Name:                                                               Name:
Title:                                                                  Title:

 By:
Name:
Title:

EXHIBIT D

ESTOPPEL CERTIFICATE

[Attached]

- Form of Landlord's [Seller's] Certificate

- Form of Tenant's Certificate

SELLER'S ESTOPPEL CERTIFICATE
        This Seller's Estoppel Certificate ("Certificate") is made as of the ___ day of January, 2003, by REYNEN & BARDIS (KMS PLACER), L.P., a California limited partnership ("Seller"), in favor of ACE HARDWARE CORPORATION, a Delaware corporation ("Buyer"), with respect to that certain Lease, dated as of _________________, as amended ("Lease"), by and between Seller and ____________________, a ________________ ("Tenant"), for the certain premises more fully described in the Lease ("Premises") with reference to the following facts:

R E C I T A L :
        A.        Seller and Buyer entered into that certain Option Agreement and Joint Escrow Instructions ("Agreement"), dated as of January __, 2003, pursuant to which Seller granted the Buyer an exclusive Option to purchase the "Property" (as defined in the Agreement).

        B.        Pursuant to Section 1.10 of the Agreement, Seller is obligated to deliver its own Certificate for this Lease if Seller was unable to obtain an "Estoppel Certificate" from the Tenant with respect to the Premises prior to the closing of the transaction contemplated by the Agreement.

        NOW, THEREFORE, Seller hereby certifies to Buyer as follows:

        1.        The commencement date under the Lease was ______________;

        2.        The term of the Lease will expire on __________________;

        3.        Tenant has deposited with Seller a Security Deposit of $_____________;

        4.        Rent has been paid up to the date of _______________, and no rents or charges have been paid in advance, except for the following rents or charges which have been paid to the date specified: $____________________ paid to _____________, 20__; $____________________ paid to _____________, 20__;

        5.        The current monthly rent (including any and all adjustments pursuant to the terms of the Lease) is ____________________ Dollars ($____________________);

        6.        The Lease (including all Exhibits and Amendments) is in full force and effect and, to Seller's actual knowledge (as such term is defined in the Agreement), the Lease has not been assigned, modified, supplemented or amended in any way, except as follows:

        7.        The Lease, as affected by those changes set forth in Paragraph 7 above, is attached hereto at Exhibit "A" and represents the entire agreement between the parties;

        8.        There are no uncured defaults by Seller under the Lease, and Seller is not aware, without any investigation or inquiry of any kind or nature whatsoever, of any events or conditions which, with the passage of time or the giving of notice, or both, would constitute a default by Seller under the Lease, except as follows:

        9.        At the date hereof, and, to Seller's actual knowledge, there are no existing defenses or offsets which the Tenant has against the enforcement of the Lease by Seller;

        10.        To Seller's actual knowledge, Tenant has waived any and all rights of first refusal to lease all or any portion of the Premises and/or the real property or land of which the Premises are a part that it may have;

        11.        Tenant acknowledges that it has waived any right to extend the term of the Lease that it may have; and

        12.        All conditions of the Lease to be performed by Seller and necessary to the enforceability of the Lease have been satisfied.

        IN WITNESS WHEREOF, Seller has executed this Certificate as of the date first set forth above.

         REYNEN & BARDIS (KMS PLACER), L.P., a California limited partnership

                                            By: _______________________________
                                            Its: _______________________________

                                            By: _______________________________
                                            Its: _______________________________
EXHIBIT A

[Attach Lease]

TENANT'S ESTOPPEL CERTIFICATE
        This Tenant's Estoppel Certificate dated ___________________, 2003 ("Certificate") is provided by the undersigned "Tenant" pursuant to that certain Lease (the "Lease") dated as of ____________________, by and between Tenant and Reynen & Bardis (KMS Placer), L.P., a California limited partnership ("Landlord"), with respect to the premises located at 3301 Industrial Avenue, Rocklin, California, as more fully described in the Lease ("Premises"). Tenant hereby certifies as follows:

        1.        The commencement date under the Lease was _________________;

        2.        The term of the Lease will expire on __________________;

        3.        Tenant has deposited with Landlord a Security Deposit of $______________;

        4.        Rent has been paid up to the date of ___________________, and no rents or charges have been paid in advance, except for the following rents or charges which have been paid to the date specified: $___________ paid to _________, 20__; $__________ paid to _____________, 20__;

        5.        The current monthly rent (including any and all adjustments pursuant to the terms of the Lease) is Dollars ($_________);

        6.        The Lease (including all Exhibits and Amendments) is in full force and effect and has not been assigned, modified, supplemented or amended in any way, except as follows:

        7.        The Lease, as affected by those changes set forth in Paragraph 6 above, is attached hereto at Exhibit "A" and represents the entire agreement between the parties as to the Premises;

        8.        There are no uncured defaults by Landlord under the Lease, and Tenant knows of no events or conditions which, with the passage of time or notice, or both, would constitute a default by Landlord under the Lease, except as follows:

        9.        At the date hereof, there are no existing defenses or offsets which the undersigned has against the enforcement of the Lease by Landlord;

        10.        Tenant acknowledges that it has waived any and all right of first refusal to lease all or any portion of the Premises and/or the real property or land of which the Premises are a part that it may have;

        11.        Tenant acknowledges that it has waived any right to extend the term of the Lease that it may have;

        12.        All conditions of the Lease to be performed by Landlord and necessary to the enforceability of the Lease have been satisfied; and

        13.        Tenant certifies that the above is true and correct and acknowledges and agrees that this Certificate and the statements contained herein may be relied on by any purchaser of the Property.

        EXECUTED this _______ day of January, 2003.

        "TENANT"_____________________________,
        a ____________________

        By:
        Print Name:
        Print Title:

EXHIBIT A

[Attach Lease]

EXHIBIT E

LAND LEGAL DESCRIPTION

EXHIBIT F

VISUAL MAP

EXHIBIT G

GRANT DEED

EXHIBIT H

SPECIAL TAX DISCLOSURE

EXHIBIT I

BILL OF SALE

EXHIBIT J

ASSIGNMENT OF CONTRACTS

EXHIBIT K

ASSIGNMENT OF EXISTING LEASES

EXHIBIT L

GENERAL ASSIGNMENT

EXHIBIT M

SELLER'S CERTIFICATE